                                                Filed Pursuant to Rule 424(b)(5)
                                                       Registraion No. 333-54030

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 1, 2001)

                                  $210,000,000
   [LOGO]
                            IRON MOUNTAIN INCORPORATED

                   8 5/8% SENIOR SUBORDINATED NOTES DUE 2013

       OFFERING PRICE: 101.50%, PLUS ACCRUED INTEREST FROM APRIL 3, 2001

THESE NOTES CONSTITUTE AN ADDITIONAL ISSUANCE OF 8 5/8% SENIOR SUBORDINATED NOTES DUE 2013, $225,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF WHICH WE HAVE PREVIOUSLY ISSUED. THESE NOTES WILL TRADE WITH THE EXISTING NOTES AS A SINGLE CLASS OF NOTES. WE WILL RECEIVE $209,419,875, OR 98.25% OF THE GROSS PROCEEDS FROM THE SALE OF THE NOTES, AFTER PAYING THE UNDERWRITERS' DISCOUNTS AND COMMISSIONS OF $3,730,125, OR 1.75% OF THE GROSS PROCEEDS FROM THE SALE OF THE NOTES, AND BEFORE PAYING EXPENSES ESTIMATED AT $500,000. SET FORTH BELOW IS A SUMMARY OF THE TERMS OF THE NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. FOR MORE DETAIL, SEE "DESCRIPTION OF THE NOTES."

-      INTEREST
       The notes have a fixed annual interest rate of 8 5/8%, which we will pay every six months on April 1 and October 1 commencing
       October 1, 2001.

-      MATURITY
       The notes will mature on April 1, 2013.

-      RANKING
       The notes and the subsidiary guarantees are subordinated to some of our existing indebt-edness and future indebtedness that we are permitted to incur under the indenture gov-erning the notes. The notes will rank equally with our and our subsidiary guarantors' other senior subordinated indebtedness.

-      MANDATORY OFFER TO REPURCHASE
       If we sell certain assets or experience
       specific kinds of changes in control, we must offer to repurchase the notes.

-      OPTIONAL REDEMPTION
       We may, at our option, redeem the notes at any time prior to April 1, 2006 at the make-whole price set forth in this prospectus supplement. At our option, we may also redeem the notes at any time after April 1, 2006 at the prices set forth in this prospectus supplement.

       Before April 1, 2004 we may, at our option, redeem up to 35% of the notes with the pro-ceeds of certain types of offerings of our equity.

-      GUARANTEES
       If we cannot make payments on the notes when they are due, our subsidiary guarantors must make them instead. Not all of our sub-sidiaries will be guarantors.

THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE UNDERWRITERS EXPECT TO DELIVER THE NOTES TO PURCHASERS ON SEPTEMBER 18,
2001.

                            ------------------------

                          JOINT BOOK-RUNNING MANAGERS

BEAR, STEARNS & CO. INC.         GOLDMAN, SACHS & CO.        MERRILL LYNCH & CO.

WILLIAM BLAIR & COMPANY

                          FIRST UNION SECURITIES, INC.

                                                                        JPMORGAN

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 6, 2001.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.

IRON MOUNTAIN

    We are the leader in records and information management services. We are an international, full-service provider of records and information management and related services, enabling customers to outsource these functions. We have a diversified customer base, which includes more than half of the Fortune 500 and numerous commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations. We provide storage for all major media, including paper, which is the dominant form of records storage, magnetic media, including computer tapes, microfilm and microfiche, master audio and video tapes, film and optical disks, X-rays and blueprints. Our principal services provided to our storage customers include courier pick-up and delivery, filing, retrieval and destruction of records, database management, customized reporting and disaster recovery support. We also sell storage materials, including cardboard boxes and magnetic media, and provide confidential destruction, consulting, facilities management, fulfillment and other outsourcing services.

    Iron Mountain was founded in 1951 in an underground facility near Hudson, New York. Now in our 50th year, we have experienced tremendous growth and organizational change particularly since successfully completing the initial public offering of our common stock in February 1996. Over those five and one half years, we have built ourself from a regional business with limited product offerings and annual revenues of $104 million for 1995 into the global leader in records and information management services. For the year ended December 31, 2000 and the six months ended June 30, 2001, we had total revenues of $1.0 billion and $0.6 billion, respectively. As of June 30, 2001, we provided services to over 125,000 customer accounts in 77 markets in the United States and 44 markets outside of the United States. We employ over 10,000 people and operate more than 625 records management facilities in the United States, Canada, Europe and Latin America.

FINANCIAL CHARACTERISTICS OF OUR BUSINESS

    Our financial model is based on the recurring nature of our revenues. The historical predictability of this revenue stream and the resulting EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization) and Adjusted EBITDA(1) allow us to operate with a high degree of financial leverage. Since 1995, we have invested approximately $2.5 billion in acquisitions, accounted for using the purchase method of accounting, as our most important avenue of growth and in property, plant and equipment to support that growth. Our primary financial goal has always been, and continues to be, to increase consolidated Adjusted EBITDA in relation to capital invested, even as we shift our focus from growth through acquisitions to internal revenue growth. Adjusted EBITDA is a source of funds for investment in continued growth and for servicing indebtedness.

------------------------
1 We define Adjusted EBITDA as EBITDA adjusted for extraordinary items, other income, merger-related expenses, stock option compensation expense and minority interest. Merger-related expenses are primarily those expenses directly related to our merger with Pierce Leahy Corp. that cannot be capitalized and include severance and pay-to-stay payments, costs of exiting certain facilities, system conversion costs and other transaction-related costs. Stock option compensation expense represents a non-cash charge resulting from the acceleration and extension of previously granted stock options as part of separation agreements with certain executives. Beginning with our Quarterly Report on Form 10-Q for the quarter ending September 30, 2001, we will report EBITDA and Adjusted EBITDA separately. For the year ended December 31, 2000 and the six months ended June 30, 2001, our EBITDA was $229.0 million and $147.0 million, respectively. Our Adjusted EBITDA for the same periods was $257.0 million and $149.4 million, respectively. Adjusted EBITDA and Adjusted EBITDA-based calculations are used by the holders of our publicly issued debt as important criteria for evaluating our business and, as a result, all of our bond indentures contain covenants in which Adjusted EBITDA-based calculations are used as the primary measure of financial performance. In addition, we use Adjusted EBITDA as the basis for evaluating the performance of and allocating resources to our internal operating segments. However, you should not consider EBITDA or Adjusted EBITDA to be substitutes for operating or net income (as determined in accordance with generally accepted accounting principles, or GAAP) as indicators of our performance or to cash flow from operations (as determined in accordance with GAAP) as measures of liquidity.

    Our business has the following financial characteristics:

    - RECURRING REVENUES. We derive a majority of our consolidated revenues from fixed periodic, usually monthly, fees charged to customers based on the volume of records stored. Our revenues from these fixed periodic fees have grown for 50 consecutive quarters. Once a customer places paper records in storage with us and until those records are destroyed or permanently removed, for which we typically receive a service fee, we receive recurring payments for storage fees without incurring additional labor or marketing expenses or significant capital costs. Similarly, contracts for the storage of electronic back-up media consist primarily of fixed monthly payments. Over each of the last five years, storage revenues, which are stable and recurring, have accounted for approximately 60% of our total revenues. This stable and growing storage base also provides the foundation for increases in revenues and EBITDA.

    - HISTORICALLY NON-CYCLICAL BUSINESS. We have not experienced a reduction of our storage business as a result of past general economic downturns, although we can give no assurance that this would be the case in the future. We believe that companies that have outsourced records and information management services are less likely during economic downturns to incur the move-out costs and other expenses associated with switching vendors or moving records and information management services in-house. However, some customers may cancel or delay certain non-recurring service projects as a means of reducing their short-term costs.

    - INHERENT GROWTH FROM EXISTING PAPER RECORDS CUSTOMERS. Our paper records customers have on average generated additional Cartons(2) at a faster rate than stored Cartons have been destroyed or permanently removed. From January 1, 1996 through December 31, 2000, our Net Carton Growth From Existing Customers(3) increased at an average annual rate of approximately 6%. We believe the consistent growth of our paper storage revenues is the result of a number of factors, including: (1) the trend toward increased records retention; (2) customer satisfaction with our services; and
      (3) the costs and inconvenience of moving storage operations in-house or to another provider of records and information management services.

    - DIVERSIFIED AND STABLE CUSTOMER BASE. As of June 30, 2001, we had over 125,000 customer accounts in a variety of industries. We currently provide services to more than half of the Fortune 500 and numerous commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations. No customer accounted for more than 2% of our consolidated revenues for the year ended December 31, 2000. From
      January 1, 1996 through December 31, 2000, average annual permanent removals of Cartons, not including destructions, represented approximately 4% of total Cartons stored.

    - CAPITAL EXPENDITURES RELATED PRIMARILY TO GROWTH. Our records and information management services business requires limited annual capital expenditures made in order to maintain our current revenue stream. From January 1, 1996 through December 31, 2000, more than 90% of our aggregate capital expenditures were growth-related investments, primarily in racking systems, management information systems, new buildings and improvements to existing facilities. These growth-related capital expenditures are primarily discretionary and create additional capacity for increases in revenues and EBITDA.

------------------------
2 We define "Carton" as a measurement of volume equal to a single standard storage carton, approximately 1.2 cubic feet. The number of cartons stored does not include storage volumes in our vital records services and data security services, which are described below.

3 We define "Net Carton Growth From Existing Customers" as the increase in net Cartons attributable to existing customers without giving effect to the loss of approximately 1.0 million Cartons in fires attributed to arson in March 1997 in two of our facilities in South Brunswick Township, New Jersey.

GROWTH STRATEGY

    Our objective is to maintain our position as the leader in records and information management services. Domestically, we seek to be one of the largest records and information management services providers in each of our geographic markets. Internationally, our objectives are to continue to capitalize on our expertise in the records and information management services industry and to make additional acquisitions and investments in selected international markets. Our primary avenues of growth are: (1) increased business with existing customers; (2) additions of new customers; (3) the introduction of new products and services such as e-Vaulting, digital archiving and confidential destruction; and (4) selective acquisitions in new and existing markets.

GROWTH FROM EXISTING CUSTOMERS

    Our existing customers storing paper records contribute to storage and services revenues growth because on average they generate additional Cartons at a faster rate than old Cartons are destroyed or permanently removed. In order to maximize growth opportunities from existing customers, we seek to maintain high levels of customer retention by providing premium customer service through our local management staff.

    Through our local account management staff, we leverage existing business relationships with our customers by selling complementary services and products. Services include records tracking, indexing, customized reporting, vital records management and consulting services.

ADDITIONS OF NEW CUSTOMERS

    Our sales force is dedicated to two primary objectives: establishing new customer account relationships and expanding new and existing customer relationships by offering a wide array of complementary services and products. In order to accomplish these objectives, our sales force draws on our national marketing organization and senior management. As a result of acquisitions and our decision to recruit additional qualified sales professionals, we have increased the size of our sales force to over 250 such professionals.

INTRODUCTION OF NEW PRODUCTS AND SERVICES

    We continue to expand our menu of products and services. We have significantly increased our presence in the confidential destruction industry and are collaborating with other companies to develop new e-Vaulting and digital archiving services. These new products and services allow us to further penetrate our existing customer accounts and attract new customers in previously untapped markets.

GROWTH THROUGH DOMESTIC ACQUISITIONS

    Our acquisition strategy includes both expanding geographically, focusing primarily on the 100 largest U.S. markets, and increasing the Company's presence and scale within existing markets through "fold-in" acquisitions. We have a successful record of acquiring and integrating records and information management services companies. We intend to continue our domestic acquisition program. However, given the small number of large acquisition prospects and our increased revenue base, future acquisitions are expected to be less significant to overall domestic revenue growth than they have been historically.

INTERNATIONAL GROWTH STRATEGY

    We also intend to continue to make acquisitions and investments in records and information management services businesses outside the United States. We have acquired and invested in, and seek to acquire and invest in, records and information management services companies in countries, and, more specifically, markets within such countries, where we believe there is sufficient demand from existing multinational customers or the potential for growth. Since beginning our international expansion program in January 1999, we, directly and through joint ventures, have expanded our operations into Canada, Europe and Latin America. These transactions have taken, and may continue to take, the form of acquisitions of the entire business or controlling or minority investments, with a long-term goal towards full ownership. In addition to the criteria we use to evaluate domestic acquisition candidates, we also evaluate the presence in the potential market of existing Iron Mountain clients as well as the risks uniquely associated with an international investment, including those risks described below.

    The experience, depth and strength of local management are particularly important in our international acquisition strategy. As a result, we have formed joint ventures with, or acquired significant interests from, target businesses throughout Europe and Latin America. We believe this strategy, rather than an outright acquisition, may, in certain markets, better position us to expand the existing business, although our long-term goal is to acquire full ownership of each such business. The local partner will benefit from our expertise in the records and information management services industry and, in certain cases, our technology, and we will benefit from our local partner's knowledge of the market, relationships with customers and its presence in the community.

    Our international investments are subject to risks and uncertainties relating to the indigenous political, social, regulatory, tax and economic structures of other countries, as well as fluctuations in currency valuation, exchange controls, expropriation and governmental policies limiting returns to foreign investors. At this time, we can give no assurance as to whether any international investment will be successful in achieving our objectives.

    The amount of our revenues derived from international operations and other relevant financial data for fiscal years 1998, 1999 and 2000 is set forth in
Note 12 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this prospectus supplement. For the year ended December 31, 2000 and the six months ended June 30, 2001, our international operations provided approximately 12% and 13% of our total revenues, respectively.

ADDRESS AND TELEPHONE NUMBER

    Iron Mountain was incorporated in 1990 but our operations date from 1951. We are currently organized as a Pennsylvania corporation. Our principal place of business is located at 745 Atlantic Avenue, Boston, Massachusetts 02111, and our telephone number is (617) 535-4766.

                                           THE OFFERING

NOTES OFFERED..........................  We are offering an additional $210,000,000 in principal amount
                                         8 5/8% Senior Subordinated Notes due 2013.

MATURITY DATE..........................  April 1, 2013.

ISSUE PRICE............................  We are offering the notes at a price of 101.50% of par, plus accrued interest.

INTEREST...............................  We will pay interest on the notes at a fixed annual interest rate of 8 5/8%. We will pay the interest due on
                                         the notes every six months on April 1 and October 1. We
                                         will make our first interest payment on October 1, 2001.

SUBSIDIARY GUARANTORS..................  Each guarantor is one of our domestic wholly owned subsidiaries. However, not all of our subsidiaries are
                                         guarantors. If we cannot make payments on the notes when
                                         they are due, the subsidiary guarantors must make them
                                         instead.

RANKING................................  The notes and the subsidiary guarantees are unsecured senior subordinated debts. They rank behind all of our and our subsidiary guarantors' current and future indebtedness other than trade payables, except indebtedness that
                                         expressly provides that it is not senior to these notes
                                         and the guarantees. Assuming we had completed this
                                         offering on June 30, 2001 and applied the net proceeds as
                                         intended, these notes and the subsidiary guarantees:

                                             - would have been subordinated to $374.0 million of
                                             our and our subsidiary guarantors' senior debt and

                                             - would have ranked equally with $902.9 million
                                             (including $225.0 million of these notes issued in
                                               April 2001) of our and our subsidiary guarantors'
                                               other senior subordinated debt and trade payables.

MANDATORY OFFER TO REPURCHASE..........  If we sell certain assets or experience specific kinds of changes of control, we must offer to repurchase the notes
                                         at the prices listed in this prospectus supplement in the
                                         section captioned "Description of the Notes" under the
                                         subheading "Repurchase at the Option of Holders."

OPTIONAL REDEMPTION....................  We may, at our option, redeem some or all of the notes at any time prior to April 1, 2006 at the make-whole price
                                         set forth in this prospectus supplement. At our option, we may also redeem some or all of the notes at any time after
                                         April 1, 2006 at the redemption prices listed in this
                                         prospectus supplement in the section captioned
                                         "Description of the Notes" under the subheading "Optional
                                         Redemption."

                                         Before April 1, 2004 we may, at our option, redeem up to
                                         35% of the notes with the proceeds of certain types of
                                         offerings of our equity at the redemption price set forth
                                         in this prospectus supplement in the section captioned
                                         "Description of the Notes" under the subheading "Optional
                                         Redemption."

CERTAIN COVENANTS......................  We will issue the notes under an indenture with The Bank of New York. The indenture will, among other things,
                                         restrict our ability and the ability of our restricted
                                         subsidiaries to:

                                             - borrow money;

                                             - pay dividends on stock or purchase stock;

                                             - make investments;

                                             - use assets as security in other transactions;

                                             - enter into transactions with affiliates; and

                                             - sell certain assets or merge with or into other
                                             companies. For more details, see the section captioned
                                               "Description of the Notes" under the subheading
                                               "Certain Covenants."

USE OF PROCEEDS........................  We will use the net proceeds of the notes to fund our offer to purchase and consent solicitation relating to our outstanding 10 1/8% Senior Subordinated Notes due 2006, to repay outstanding borrowings under our revolving credit
                                         facility and for general corporate purposes, including
                                         future acquisitions.

                                  RISK FACTORS

    You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus including the information incorporated by reference. In particular, you should evaluate the specific risks set forth under the sections captioned "Risk Factors" beginning on page S-7 of this prospectus supplement and page 2 of the accompanying prospectus for a discussion of certain risks in making an investment in the notes.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS BEFORE DECIDING TO INVEST IN OUR NOTES.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    We have now and, after the offering, will continue to have a significant amount of indebtedness. The following chart shows important credit statistics and assumes that this offering was completed on June 30, 2001 and the net proceeds of this offering were applied as intended:

                                                                 AS ADJUSTED
                                                              AT JUNE 30, 2001
                                                              -----------------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
Total indebtedness..........................................     $1,495,029
Shareholders' equity........................................     $  915,213
Debt to equity ratio........................................           1.6x

    Our substantial indebtedness could have important consequences to you. Our indebtedness may increase as we continue to borrow under existing and future credit arrangements in order to finance future acquisitions and for general corporate purposes, which would increase the associated risks. These risks include:

    - inability to satisfy our obligations with respect to the notes;

    - sensitivity to adverse economic conditions;

    - inability to fund future working capital, acquisitions, capital expenditures and other general corporate requirements, including possible required repurchases of the notes;

    - limits on our flexibility in planning for, or reacting to, changes in our business and the records and information management services industry;

    - limits on future borrowings under our existing or future credit arrangements, which could affect our ability to pay our indebtedness, including the notes, or to fund our other liquidity needs;

    - inability to generate sufficient funds to cover required interest payments, including on the notes; and

    - restrictions on our ability to refinance our indebtedness on commercially reasonable terms.

    See "Description of the Notes--Repurchase at the Option of Holders--Change of Control" herein and "Description of Certain Indebtedness--Credit Agreement" in the accompanying prospectus.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT.

    The terms of the indenture generally do not prohibit us or our subsidiaries from borrowing additional funds under our revolving credit facility and possible future credit arrangements. Our credit agreement would permit additional borrowings of up to $101.2 million as of June 30, 2001, subject to customary borrowing conditions, after giving effect to this offering, and all of those borrowings would be senior to the notes and the subsidiary guarantees.

OUR ABILITY TO GENERATE SUFFICIENT CASH TO SERVICE OUR INDEBTEDNESS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund future acquisitions and capital expenditures will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We believe our cash flow from operations and available borrowings under our existing and future credit arrangements will be adequate to meet our foreseeable future liquidity needs.

    We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings will be realized on schedule or at all, or that future borrowings will be available to us under our existing and future credit arrangements in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our revolving credit facility and the notes, on commercially reasonable terms or at all.

THE NOTES AND THE SUBSIDIARY GUARANTEES ARE JUNIOR TO ALL OF OUR AND THE GUARANTORS' EXISTING SENIOR INDEBTEDNESS AND POSSIBLY TO ALL OF OUR AND THEIR FUTURE BORROWINGS, AND IN SOME SITUATIONS, THIS MAY REDUCE OUR ABILITY TO FULFILL OUR FULL OBLIGATIONS UNDER THE NOTES.

    The notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing senior indebtedness and all of our and their future borrowings, other than trade payables, except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our and the guarantors' senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the subsidiary guarantees.

    In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

    If we or the guarantors are subject to a bankruptcy, liquidation or reorganization or similar proceeding, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the guarantors have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of the notes may receive less, ratably, than the holders of senior debt.

    Assuming we had completed this offering on June 30, 2001 and applied the net proceeds from this offering as intended, the notes and the subsidiary guarantees would have been subordinated to $374.0 million of our and our subsidiary guarantors' senior debt and would have ranked equally with $902.9 million of our and our subsidiary guarantors' other senior subordinated debt and trade payables (including $225.0 million of these notes issued in April 2001). We will be permitted to incur substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE OR REORGANIZE.

    Substantially all of our direct and indirect wholly owned domestic subsidiaries will guarantee the notes. Iron Mountain Canada Corporation ("Canada Company"), Iron Mountain Europe Limited, their respective subsidiaries and our other existing international subsidiaries do not, and we anticipate that our future international subsidiaries will not, guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. At June 30, 2001, the notes were effectively junior to $187.9 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Included in this amount is $135 million in aggregate principal amount of senior notes that Canada Company, our principal Canadian subsidiary, has issued. Canada Company's notes are guaranteed on a senior basis by our other Canadian subsidiaries and on a senior subordinated basis by us and our subsidiary guarantors. Canada Company and our other Canadian subsidiaries will not guarantee the notes and have not guaranteed our other senior subordinated notes. For the year ended December 31, 2000 and the six months ended June 30, 2001, the non-guarantor subsidiaries, including Canada Company, generated 12.0% and 13.4%, respectively, of our consolidated revenues from continuing operations and held 17.9% of our consolidated assets as of June 30, 2001, in each case without reduction for the minority interests in Iron Mountain Europe Limited and certain of our other international subsidiaries.

    Our condensed consolidating financial information, which we have incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, includes information for Iron Mountain Incorporated, the subsidiary guarantors on a combined basis, Canada Company and our other Canadian subsidiaries on a combined basis and our non-guarantor subsidiaries on a combined basis.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE REPURCHASE OF OUTSTANDING SENIOR SUBORDINATED INDEBTEDNESS, INCLUDING THE NOTES, UPON A CHANGE OF CONTROL EVENT AS REQUIRED BY THE INDENTURE.

    Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes and our other existing senior subordinated indebtedness. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes or that restrictions in our revolving credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the Notes--Repurchase at the Option of Holders--Change of Control."

FEDERAL AND STATE STATUTES COULD ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE HOLDERS OF THE NOTES TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

    Under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

    - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

    - was insolvent or rendered insolvent by reason of such incurrence; or

    - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

    - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

    The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

    - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts as they become due.

    On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

    A guarantor may be released from its guarantee at any time upon a sale, exchange or transfer in compliance with the provisions of the indenture by Iron Mountain of the capital stock of such guarantor or substantially all of the assets of such guarantor. In addition, in some other circumstances, a guarantor may be released from its subsidiary guarantee in connection with our designation of such guarantor as an unrestricted subsidiary or excluded restricted subsidiary. See "Description of the Notes--Certain Covenants--Additional Subsidiary Guarantees."

SINCE IRON MOUNTAIN IS A HOLDING COMPANY, OUR ABILITY TO MAKE PAYMENTS ON THE NOTES DEPENDS IN PART ON THE OPERATIONS OF OUR SUBSIDIARIES.

    Iron Mountain is a holding company, and substantially all of our assets consist of the stock of our subsidiaries and substantially all of our operations are conducted by our direct and indirect wholly owned subsidiaries. As a result, our ability to make payments on the notes will be dependent upon the receipt of sufficient funds from our subsidiaries. However, the notes will be guaranteed, on a joint and several basis, by most, but not all, of our direct and indirect wholly owned domestic subsidiaries.

WE CANNOT GUARANTEE THAT THERE WILL BE A TRADING MARKET FOR THE NOTES.

    A trading market currently exists for the notes issued in the original offering, but we have not listed and do not intend to list either issuance of notes on any national or regional securities exchange or to seek approval for quotation through any automated quotation system. We cannot give any assurance that a trading market will exist in the future for any of the notes issued in either the original offering or this additional issuance. Even if it does, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

                                USE OF PROCEEDS

    The net proceeds to us from the offering of the notes are estimated to be $208.9 million, after deducting discounts to the underwriters and estimated offering expenses. We expect to use the net proceeds of the notes to fund our offer to purchase and consent solicitation relating to our outstanding 10 1/8% Senior Subordinated Notes due 2006, to repay outstanding borrowings under our revolving credit facility and for general corporate purposes, including future acquisitions. Pending this utilization, we intend to invest the net proceeds from the sale of the notes in short-term, dividend-paying or interest-bearing investment grade securities. Beginning on October 1, 2001, at our option, we may redeem, in accordance with their terms, the 10 1/8% Senior Subordinated Notes at a redemption price (expressed as a percentage of principal amount) of 105.06%, plus accrued and unpaid interest to, but not including, the redemption date. We intend to redeem any 10 1/8% Senior Subordinated Notes not properly tendered and accepted by us as part of the tender offer. We used borrowings under our revolving credit facility during the most recent twelve months to finance acquisitions and for working capital. Our revolving credit facility has a maturity date of January 31, 2005. The weighted average interest rate as of September 4, 2001 on indebtedness outstanding under our revolving credit facility, including the effect of interest rate swaps thereon, was 7.42%.

                                 CAPITALIZATION
                                 (IN THOUSANDS)

    The following table sets forth at June 30, 2001 our: (a) actual cash and cash equivalents and capitalization and (b) cash and cash equivalents and capitalization as adjusted to give effect to this offering and the application of the net proceeds from this offering as described in "Use of Proceeds."

    This table should be read in conjunction with the section captioned "Use of Proceeds" in this prospectus supplement and our Consolidated Financial Statements and the footnotes thereto incorporated herein by reference.

                                                                AS OF JUNE 30, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                                ------     -----------
Cash and Cash Equivalents...................................  $   36,837   $   61,568
                                                              ==========   ==========
Long-term Debt (Including Current Maturities):
    Revolving Credit Facility...............................  $       --   $       --
    Tranche A Term Loan due 2005............................     150,000      150,000
    Tranche B Term Loan due 2006............................     199,250      199,250
    11 1/8% Senior Subordinated Notes due 2006..............       5,462           --(1)
    10 1/8% Senior Subordinated Notes due 2006..............     165,000           --(2)
     9 1/8% Senior Subordinated Notes due 2007..............     114,660      114,660
     8 1/8% Senior Subordinated Notes due 2008..............     121,804      121,804
     8 3/4% Senior Subordinated Notes due 2009..............     249,667      249,667
     8 1/4% Senior Subordinated Notes due 2011..............     149,557      149,557
     8 5/8% Senior Subordinated Notes due 2013..............     225,000      438,150(3)
    Real Estate Mortgages and Other.........................      71,941       71,941
                                                              ----------   ----------
        Total Long-term Debt................................   1,452,341    1,495,029
Total Shareholders' Equity..................................     922,477      915,213
                                                              ----------   ----------
        Total Capitalization................................  $2,374,818   $2,410,242
                                                              ==========   ==========

------------------------

(1) Gives effect to the redemption of all of the then outstanding 11 1/8% Senior Subordinated Notes in July 2001.

(2) Assumes we successfully redeem all of the outstanding 10 1/8% Senior Subordinated Notes.

(3) Includes $225,000,000 in aggregate principal amount of notes issued in April 2001.

                            DESCRIPTION OF THE NOTES

    The following description of the particular terms of the notes supplements, and to the extent inconsistent with, replaces the description of the general terms and provisions of debt securities set forth under "Description of Debt Securities" in the accompanying prospectus to which reference is hereby made. You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." Other terms are defined in the accompanying prospectus. Certain defined terms used in this description but not defined below under the subheading "Certain Definitions" have the meanings assigned to them in the Indenture described below. In this description, the word "Company" refers only to Iron Mountain and not to any of its subsidiaries.

GENERAL

    The Company will issue the notes as an additional issuance of its 8 5/8% Senior Subordinated Notes due 2013 under an indenture dated as of April 3, 2001 (the "Base Indenture") among the Company, the guarantors and The Bank of New York, as trustee (the "Trustee"), as supplemented by a First Supplemental Indenture dated as of April 3, 2001 (the "Supplemental Indenture") among the Company, the guarantors and the Trustee. For convenience, the Base Indenture as supplemented by the Supplemental Indenture is referred to collectively as the "Indenture." The offered notes are identical in all respects to, and will be treated as a single class with, the $225.0 million of existing 8 5/8% Senior Subordinated Notes issued in April 2001, which are also covered by the Indenture. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

    The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the notes. If you would like more information on these provisions, review the copy of the Indenture that we have filed with the Securities and Exchange Commission (the "Commission"). See "Documents Incorporated By Reference" and "Where You Can Find More Information" in this prospectus supplement and in the accompanying prospectus for information about how to locate these documents. You may also review the Indenture at the Trustee's corporate trust office at 101 Barclay Street, Floor 21 West, New York, New York 10286.

    The Company is able to issue notes with a maximum aggregate principal amount of $500,000,000, $225,000,000 of which have previously been issued and $210,000,000 of which are being offered in this prospectus supplement. The Indenture provides for the issuance of additional notes having identical terms and conditions to the notes offered in this offering. The notes and any additional notes subsequently issued under the Indenture could be treated as a single class for all purposes under the Indenture, including, without limitation, waiver amendments, redemptions and offers to purchase.

    As used herein, the term "notes" refers to both the $225,000,000 in aggregate principal amount of previously issued notes as well as the notes offered herein. The notes will be general unsecured obligations of the Company and will mature on April 1, 2013. The notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof. The notes will be evidenced by a global note in book-entry form, except under the limited circumstances described below under "--Book Entry, Delivery and Form." The registered holder of a note ("Holder") will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

    The notes:

    - are general unsecured obligations of the Company;

    - are subordinated in right of payment to all existing and future Senior Debt of the Company;

    - are PARI PASSU in right of payment with existing and any future senior subordinated Indebtedness of the Company; and

    - are unconditionally guaranteed by the guarantors.

    The notes are guaranteed by the guarantors. Each subsidiary guarantee of the notes:

    - is a general unsecured obligation of the guarantor;

    - is subordinated in right of payment to all existing and future Senior Debt of the guarantor; and

    - is PARI PASSU in right of payment with any existing and future senior subordinated Indebtedness of the guarantor.

    Assuming we had completed this offering on June 30, 2001 and applied the net proceeds as intended, these notes and the subsidiary guarantees would have been subordinated to $374.0 million of Iron Mountain's and the guarantors' Senior Debt and would have ranked equally with $902.9 million of Iron Mountain's and the guarantors' other senior subordinated debt and trade payables (including the $225.0 million of these notes previously issued in April 2001). As indicated above and as discussed in detail below under the caption "--Subordination," payments on the notes and under the subsidiary guarantees will be subordinated to the payment of Senior Debt. The Indenture permits Iron Mountain and the guarantors to incur additional Senior Debt.

    Not all of our subsidiaries will guarantee the notes. Substantially all of our direct and indirect wholly owned domestic subsidiaries will guarantee the notes. Canada Company, Iron Mountain Europe Limited, their respective subsidiaries and our other existing international subsidiaries will not be guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. Our non-guarantor subsidiaries generated 12.0% of our consolidated revenues in the twelve-month period ended
December 31, 2000 and 13.4% of such revenues for the six month period ended
June 30, 2001 and held 17.9% of our consolidated assets as of June 30, 2001, in each case without reduction for minority interests in Iron Mountain Europe Limited and certain of our other international subsidiaries. See Note 12 of Notes to Consolidated Financial Statements incorporated by reference in this Prospectus Supplement from Iron Mountain's Annual Report on Form 10-K for the year ended December 31, 2000 for more detail about the division of Iron Mountain's consolidated revenues and assets between Iron Mountain's guarantor and non-guarantor subsidiaries.

INTEREST

    Interest on the notes will accrue at the rate of 8 5/8% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2001 to Holders of record on the immediately preceding March 15 and September 15, except that the record date for the October 1, 2001 payment shall be the date of issuance of the notes offered hereby. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance, which, in the case of the $210.0 million in principal amount of notes being offered hereby, shall be April 3, 2001. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    The notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of notes at their addresses set forth in the register of Holders of notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose.

PAYING AGENT AND REGISTRAR FOR THE NOTES

    The Trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. The Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed.

SUBSIDIARY GUARANTEES

    The Company's payment obligations under the notes will be jointly and severally guaranteed pursuant to the subsidiary guarantees on an unsecured senior subordinated basis by all of the Company's Restricted Subsidiaries other than the Excluded Restricted Subsidiaries (as defined below). See "--Certain Covenants--Additional Subsidiary Guarantees." Each subsidiary guarantee will be subordinated to the prior payment in full of all Senior Debt of each such guarantor, which on a pro forma basis giving effect to this offering and the application of the net proceeds as intended was $374.0 million at June 30, 2001 for all guarantors. Notwithstanding the subordination provisions contained in the Indenture, the obligations of a guarantor under its subsidiary guarantee will be unconditional, but will contain language intended to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Federal and state statutes could allow courts, under specific circumstances, to void guarantees and require holders of the notes to return payments received from guarantors."

    The subsidiary guarantee of a guarantor will be released under the circumstances described under "--Certain Covenants--Additional Subsidiary Guarantees."

SUBORDINATION

    The payment of principal of, premium, if any, and interest on the notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Obligations with respect to Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

    The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not allowed as a claim in such proceeding) before the Holders of notes will be entitled to receive any payment or distribution with respect to the notes, and until all Obligations with respect to Senior Debt are paid in full in cash, any payment or distribution to which the Holders of notes would be entitled shall be made to the holders of Senior Debt, upon any payment or distribution to creditors of the Company or any guarantor:

    (1) in a liquidation or dissolution of the Company or such guarantor; or

    (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or any guarantor or its property; or

    (3) in an assignment for the benefit of creditors; or

    (4) in any marshaling of the assets and liabilities of the Company or any guarantor.

    Neither the Company nor any guarantor may make any payment or distribution upon or in respect of the notes, including, without limitation, by way of set-off or otherwise, or redeem (or make a deposit in redemption of), defease or acquire any of the notes for cash, properties or securities if:

    (1) a default in the payment of any Obligation in respect of any Senior Debt occurs and is continuing or

    (2) any other default (or any event that, after notice or passage of time would become a default) (a "Non-Monetary Default") occurs and is continuing with respect to Senior Debt and the

       Trustee receives a notice of such default (a "Payment Blockage Notice") from the holders (or the agent or representative of such holders) of any Designated Senior Debt.

    Payments on the notes may and shall be resumed:

    (1) in the case of a payment default, on the date on which such default is cured or waived and

    (2) in the case of a Non-Monetary Default, on the earlier of the date on which such Non-Monetary Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Debt has been accelerated.

    Any number of Payment Blockage Notices may be given, provided, however, that:

    (1) not more than one Payment Blockage Notice may be commenced during any period of 360 consecutive days and

    (2) any Non-Monetary Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee (to the extent the holder of Designated Senior Debt, or such trustee or agent, giving such Payment Blockage Notice had knowledge of the same) shall not be the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 consecutive days.

    The Company must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default (as described below).

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of notes may recover less ratably than creditors of the Company who are holders of Senior Debt. After giving effect to the offering of the notes and the intended use of the net proceeds, the principal amount of Senior Debt of the Company and the guarantors outstanding at June 30, 2001 would have been $374.0 million. The Indenture will not limit the amount of additional Indebtedness, including Senior Debt, that the Company and its Restricted Subsidiaries can incur if certain financial tests are met. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

OPTIONAL REDEMPTION

    Prior to April 1, 2006, the notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the Make-Whole Price, plus accrued and unpaid interest, to but excluding the applicable redemption date. On and after April 1, 2006, the notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, to but excluding the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2006........................................................    104.313%
2007........................................................    102.875
2008........................................................    101.438
2009 and thereafter.........................................    100.000%

    Notwithstanding the foregoing, at any time prior to April 1, 2004, the Company may redeem up to 35% of the initial principal amount of the notes originally issued with the net proceeds of one or more Qualified Equity Offerings at a redemption price equal to 108.625% of the principal amount of such notes, plus accrued and unpaid interest to but excluding the redemption date; provided, that at least 65% of the principal amount of notes originally issued remains outstanding immediately after the occurrence of any such redemption and that such redemption occurs within 60 days following the closing of any such Qualified Equity Offering.

MANDATORY REDEMPTION

    The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL. Upon the occurrence of a Change of Control, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to but excluding the date of repurchase (the "Change of Control Payment").

    Within 30 calendar days following any Change of Control, the Company will mail a notice to each Holder stating:

    (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all notes tendered will be accepted for payment;

    (2) the purchase price and the purchase date, which will be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed (the "Change of Control Payment Date");

    (3) that any note not tendered will continue to accrue interest;

    (4) that, unless the Company defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

    (5) that Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent at the address specified in such notice prior to the close of business on the fifth Business Day preceding the Change of Control Payment Date;

    (6) that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the Holder, the principal amount of notes delivered for purchase, and a statement that such Holder is withdrawing its election to have such notes purchased; and

    (7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

    The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to the repurchase of the notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Iron Mountain will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

    On the Change of Control Payment Date, the Company will, to the extent lawful:

    (1) accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer;

    (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

    (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the notes or portions thereof tendered to the Company.

    The paying agent will promptly mail to each Holder of notes so accepted the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, nor does it contain any other "event risk" protections for Holders of the notes.

    Although the Change of Control provision may not be waived by the Company, and may be waived by the Trustee only in accordance with the provisions of the Indenture, there can be no assurance that any particular transaction (including a highly leveraged transaction) cannot be structured or effected in a manner not constituting a Change of Control.

    The Credit Agreement currently restricts the Company from purchasing any notes prior to their scheduled maturity and also provides that a Change of Control with respect to the Company is a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek a waiver of the default under the Credit Agreement, the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a waiver and consent or repay such borrowings, the Company would remain prohibited from purchasing notes and will be in default under the Credit Agreement. In such case, the Company's failure to purchase tendered notes would, in turn, constitute an Event of Default under the Indenture. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of notes.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person or group may be uncertain.

    ASSET SALES. The Company will not, and will not permit any of its Restricted Subsidiaries to:

    (1) sell, lease, convey or otherwise dispose of any assets (including by way of a Sale and Leaseback Transaction, but excluding a Qualifying Sale and Leaseback Transaction) other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by the provisions of the Indenture described above under the caption "Change of Control" and/or the provisions described below under the caption "Certain Covenants--Merger, Consolidation, or Sale of Assets" and not by the provisions of this covenant); or

    (2) issue or sell Equity Interests of any of its Restricted Subsidiaries that in the case of either clause (1) or (2) above, whether in a single transaction or a series of related transactions:

        (i) have a fair market value in excess of $2.0 million or

        (ii) result in Net Proceeds in excess of $2.0 million (each of the foregoing, an "Asset Sale"), unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by an Officers' Certificate delivered to the Trustee, and for Asset Sales having a fair market value or resulting in net proceeds in excess of $10.0 million, evidenced by a resolution of the board of directors set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or like-kind assets (in each case as determined in good faith by the Company, evidenced by a resolution of the board of directors and certified by an Officers' Certificate delivered to the Trustee);

provided, however, that the amount of:

           (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any subsidiary guarantee) that are assumed by the transferee of any such assets and

           (B) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) or Cash Equivalents, shall be deemed to be cash for purposes of this provision; and provided, further, that the 75% limitation referred to in the foregoing clause (ii)
(y) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

    A transfer of assets or issuance of Equity Interests by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary will not be deemed to be an Asset Sale.

    Within 360 days of any Asset Sale, the Company may, at its option, apply an amount equal to the Net Proceeds from such Asset Sale either:

    (1) to permanently reduce Senior Debt or

    (2) to an investment in a Restricted Subsidiary or in another business or capital expenditure or other long-term/tangible assets, in each case, in the same line of business as the Company or any of its Restricted Subsidiaries was engaged in on the date of the Indenture or in businesses similar or reasonably related thereto.

    Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Bank Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from such Asset Sale that are not applied or invested as provided in the

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first sentence of this paragraph will be deemed to constitute "Excess Proceeds."
When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer to all Holders of the notes, all holders of the 9 1/8% notes, the 8 1/4% notes, the 8 1/8% notes and the 8 3/4% notes and the holders of any future Indebtedness ranking PARI PASSU with the notes, which Indebtedness contains similar provisions requiring the Company to repurchase such Indebtedness (an "Asset Sale Offer"), to purchase the maximum principal amount of notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture;
provided, however, that prior to making any such Asset Sale Offer, the Company may, to the extent required by the indenture for the 10 1/8% notes, use such Excess Proceeds to repurchase the 10 1/8% notes. To the extent that the aggregate amount of notes and other PARI PASSU Indebtedness (including the 9 1/8% notes, the 8 1/4% notes, the 8 1/8% notes and the 8 3/4% notes) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes and such other Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict. The agreements governing the Company's outstanding Senior Debt currently restrict the Company from purchasing any notes prior to scheduled maturity, and also provide that certain asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing notes. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of notes.

SELECTION AND NOTICE

    If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

    (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed or

    (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

    No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address.

    If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Restricted Subsidiary);

    (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

    (3) purchase, redeem or otherwise acquire or retire prior to scheduled maturity for value any Indebtedness that is subordinated in right of payment to the notes; or

    (4) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments");

    unless, at the time of such Restricted Payment:

        (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

       (iii) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after October 1, 1996 is less than (x) the cumulative EBITDA of the Company, minus 1.75 times the cumulative Consolidated Interest Expense of the Company, in each case for the period (taken as one accounting period) from June 30, 1996, to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus (y) the aggregate net Equity Proceeds received by the Company from the issuance or sale since the date of the 1996 Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (z) $2.0 million.

    The foregoing provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

    (2) the redemption, repurchase, retirement or other acquisition or retirement for value of any Equity Interests of the Company in exchange for, or with the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock);

    (3) the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes in exchange for, or with the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock);

    (4) the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes in exchange for, or with the net cash proceeds of, a substantially concurrent issue and sale (other than to the Company or any of its Restricted Subsidiaries) of Refinancing Indebtedness;

    (5) the repurchase of any Indebtedness subordinated in right of payment to the notes at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to the "Change of Control" covenant, provided that prior to or contemporaneously with such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the notes and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer; and

    (6) additional payments to current or former employees or directors of the Company for repurchases of stock, stock options or other equity interests, provided that the aggregate amount of all such payments under this clause (6) does not exceed $0.5 million in any year and $2.0 million in the aggregate.

    The Restricted Payments described in clauses (2), (3), (5) and (6) of the immediately preceding paragraph will be Restricted Payments that will be permitted to be taken in accordance with such paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this section, and the Restricted Payments described in clauses (1) and (4) of the immediately preceding paragraph will be Restricted Payments that will be permitted to be taken in accordance with such paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this section.

    If an Investment results in the making of a Restricted Payment, the aggregate amount of all Restricted Payments deemed to have been made as calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise) to the extent such net reduction is not included in the Company's EBITDA; provided, however, that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (a) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (b) the initial amount of such Investment.

    If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, such Investment will no longer be counted as a Restricted Payment for purposes of calculating the aggregate amount of Restricted Payments. For the purpose of making any calculations under the Indenture:

    (1) an Investment will include the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and will exclude the fair market value of the net assets of any Unrestricted Subsidiary that is designated as a Restricted Subsidiary;

    (2) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, provided that, in each case, the fair market value of an asset or property is as determined by the board of directors in good faith; and

    (3) subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the board of directors, whose good faith determination will be conclusive.

    The board of directors may designate a Restricted Subsidiary to be an Unrestricted Subsidiary in compliance with the covenant entitled "Unrestricted Subsidiaries." Upon such designation, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments made at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness and may permit a Restricted Subsidiary to incur Indebtedness if at the time of such incurrence and after giving effect thereto the Leverage Ratio would be less than 6.5 to 1.0.

    The foregoing limitations will not apply to:

    (1) the incurrence by the Company or any Restricted Subsidiary of Senior Bank Debt in an aggregate amount not to exceed $100.0 million at any one time outstanding;

    (2) the issuance by the Restricted Subsidiaries of subsidiary guarantees;

    (3) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (4) the issuance by the Company of the notes;

    (5) the incurrence by the Company and its Restricted Subsidiaries of Capital Lease Obligations and/or additional Indebtedness constituting purchase money obligations up to an aggregate of $5.0 million at any one time outstanding, provided that the Liens securing such Indebtedness constitute Permitted Liens;

    (6) the incurrence of Indebtedness between (i) the Company and its Restricted Subsidiaries and (ii) the Restricted Subsidiaries;

    (7) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

    (8) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness arising out of letters of credit, performance bonds, surety bonds and bankers' acceptances incurred in the ordinary course of business up to an aggregate of $5.0 million at any one time outstanding;

    (9) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock; and

    (10) the incurrence by the Company and its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, Indebtedness referred to in clauses (2) through (5) above, and this clause (10) or that was otherwise permitted to be incurred pursuant to the test set forth in the first paragraph of this covenant.

    There are additional limitations on the ability of some Excluded Restricted Subsidiaries to incur Indebtedness as provided in the covenant described under the caption "Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

    LIENS. Neither the Company nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) upon any property or assets now owned or hereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income therefrom, unless (a) in the case of any Lien securing any Indebtedness that is subordinate to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the notes are equally and ratably secured with the obligation or liability secured by such Lien.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
SUBSIDIARIES. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

    (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

    (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) Existing Indebtedness;

    (2) the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture;

    (3) the Indenture and the notes;

    (4) applicable law;

    (5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture;

    (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

    (7) restrictions on the transfer of property subject to purchase money obligations or Capital Lease Obligations otherwise permitted by clause (5) of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

    (8) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced; or

    (9) any agreement or instrument governing Indebtedness of an Excluded Restricted Subsidiary provided that (i) at the time such agreement or instrument is entered into, such Excluded Restricted Subsidiary and its Restricted Subsidiaries have a Leverage Ratio of less than 6.5 to 1.0 and
       (ii) neither such Excluded Restricted Subsidiary nor any of its Restricted Subsidiaries shall, directly or indirectly, incur any Indebtedness (including Acquired Debt) unless at the time of such incurrence and after giving effect thereto, the Leverage Ratio for such Excluded Restricted Subsidiary and its Restricted Subsidiaries would be less than 6.5 to 1.0. For purposes of determining the Leverage Ratio under this clause (9) only, all references to the "Company" and its "Restricted Subsidiaries" or similar references in the definition of "Leverage Ratio" and other defined terms necessary to determine the Leverage Ratio shall be deemed to refer to such Excluded Restricted Subsidiary and its Restricted Subsidiaries, respectively.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS. The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

    (1) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes and the Indenture (pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee);

    (3) immediately after such transaction no Default or Event of Default exists; and

    (4) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will, at the time of such transaction and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

    TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

       (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a non-Affiliated Person and

       (b) the Company delivers to the Trustee:

            (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, a resolution of the board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors and

            (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing.

    The following items shall not be deemed Affiliate Transactions and therefore, will not be subject to the provisions of the prior paragraph:

    (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

    (2) transactions between or among the Company and/or its Restricted Subsidiaries;

    (3) transactions permitted by the provisions of the Indenture described above under the covenant entitled "Restricted Payments;" and

    (4) the grant of stock, stock options or other equity interests to employees and directors of the Company and any Restricted Subsidiary in accordance with duly adopted Company stock grant, stock option and similar plans.

    The provisions set forth in clause (b) above shall not apply to sales of inventory by the Company or any Restricted Subsidiary to any Affiliate in the ordinary course of business. The provisions of clause (b) (ii) above shall not apply to loans or advances to the Company or any Restricted Subsidiary from, or equity investments in the Company or any Restricted Subsidiary by, any Affiliate to the extent permitted by the provisions of the Indenture described above under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

    CERTAIN SENIOR SUBORDINATED DEBT. The Company will not incur any Indebtedness that is subordinated or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the notes. The Company will not permit any Restricted Subsidiary to incur any Indebtedness that is subordinated or junior in right of payment to its Senior Debt and senior in any respect in right of payment to its subsidiary guarantee.

    ADDITIONAL SUBSIDIARY GUARANTEES. If any entity (other than an Excluded Restricted Subsidiary) shall become a Restricted Subsidiary after the date of the Indenture, then such Restricted Subsidiary shall execute a subsidiary guarantee and deliver an opinion of counsel with respect thereto, in accordance with the terms of the Indenture.

    No Restricted Subsidiary (including any Excluded Restricted Subsidiary) may consolidate with or merge with or into (whether or not such Restricted Subsidiary is the surviving Person), another Person (other than the Company) whether or not affiliated with such Restricted Subsidiary unless:

    (1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Restricted Subsidiary) assumes all the obligations of such Restricted Subsidiary under its subsidiary guarantee (except in the case of an Excluded Restricted Subsidiary) pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee;

    (2) immediately after giving effect to such transaction, no Default or Event of Default exists; and

    (3) such Restricted Subsidiary, or any Person formed by or surviving any such consolidation or merger, would be permitted to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

    In the event of:

    (1) a sale or other disposition of all of the assets of any Restricted Subsidiary, by way of merger, consolidation or otherwise;

    (2) a sale or other disposition of all of the capital stock of any Restricted Subsidiary; or

    (3) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the covenant entitled "Unrestricted Subsidiaries,"

then such Subsidiary (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Restricted Subsidiary or in the event of the designation of such Restricted Subsidiary as an Unrestricted Subsidiary) or the Person acquiring the property (in the event of a sale or other disposition of all of the assets of such Restricted Subsidiary) will be released and relieved of any obligations under its subsidiary guarantee, provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at Option of Holders--Asset Sales."

    UNRESTRICTED SUBSIDIARIES. The board of directors may designate any Subsidiary (including any Restricted Subsidiary or any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

    (1) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary;

    (2) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity;

    (3) any Investment in such Subsidiary deemed to be made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the covenant entitled "Restricted Payments;"

    (4) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than (A) those that might be obtained at the time from Persons who are not Affiliates of the Company or (B) administrative, tax sharing and other ordinary course contracts, agreements, arrangements and understandings or obligations entered into in the ordinary course of business; and

    (5) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other Equity Interests in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results other than as permitted under the covenant entitled "Restricted Payments."

    Notwithstanding the foregoing, the Company may not designate as an Unrestricted Subsidiary any Subsidiary which, on the date of the indenture for the 8 1/4% notes, was a Significant Subsidiary, and may not sell, transfer or otherwise dispose of any properties or assets of any such Significant Subsidiary to an Unrestricted Subsidiary, other than in the ordinary course of business, in each case other than Iron Mountain Global, Inc. and its Subsidiaries (including without limitation Iron Mountain Europe Limited and its Subsidiaries).

    The board of directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if:

    (1) such Indebtedness is permitted under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant and

    (2) no Default or Event of Default would occur as a result of such designation.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

    (1) the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a resolution of the board of directors of the Company and

    (2) the Company or such Restricted Subsidiary could incur the Attributable Indebtedness in respect of such Sale and Leaseback Transaction in compliance with the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

    REPORTS. Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will furnish to the Holders of notes:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and

    (2) all financial information that would be required to be included in a Form 8-K filed with the Commission if the Company were required to file such reports.

In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following constitutes an "Event of Default:"

    (1) default for 30 days in the payment when due of interest on the notes (whether or not prohibited by the subordination provisions of the Indenture);

    (2) default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the Indenture);

    (3) failure by the Company to comply with the provisions described under "Repurchase at the Option of Holders--Change of Control;"

    (4) failure by the Company or any guarantor for 60 days after written notice from the Trustee or Holders of not less than 25% of the aggregate principal amount of the notes outstanding to comply with any of its other agreements in the Indenture, notes or the subsidiary guarantees;

    (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee exists on the date of the Indenture or is created thereafter, if:

        (i) such default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity of such Indebtedness and

        (ii) the principal amount of any such Indebtedness that has been accelerated or not paid at maturity, when added to the aggregate principal amount of all other such Indebtedness that has been accelerated or not paid at maturity, exceeds $10.0 million;

    (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments remain unpaid, undischarged or unstayed for a period of 60 days;

    (7) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries; and

    (8) except as permitted by the Indenture or the subsidiary guarantees, any subsidiary guarantee issued by a Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Restricted Subsidiary or any Person acting on behalf of any Restricted Subsidiary shall deny or disaffirm in writing its obligations under its subsidiary guarantee.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided, however, that if any Obligation with respect to Senior Bank Debt is outstanding pursuant to the Credit Agreement upon a declaration of acceleration of the notes, the principal, premium, if any, and interest on the notes will not be payable until the earlier of:

    (1) the day which is five business days after written notice of acceleration is received by the Company and the Credit Agent or

    (2) the date of acceleration of the Indebtedness under the Credit Agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary, the principal of, and premium, if any, and any accrued and unpaid interest on all outstanding notes will become due and payable without further action or notice.

    Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the preceding paragraph, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in clause (5) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days from the date of such declaration and if:

    (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a competent jurisdiction and

    (2) all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the Make Whole Price or premium, as applicable, that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, the applicable Make Whole Price, or an equivalent premium, as the case may be, shall become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

    The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company or any Restricted Subsidiary, as such, shall have any liability for any obligations of the Company or any Restricted Subsidiary under the notes, the subsidiary guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note and the subsidiary guarantees waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the subsidiary guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

    (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due;

    (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the Indenture.

    In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding notes;

    (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or
       (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

    (6) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (7) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

    (8) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

BOOK-ENTRY, DELIVERY AND FORM

    The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

    DTC has advised us that it is:

    - a limited-purpose trust company organized under the New York Banking Law;

    - a "banking organization" within the meaning of the New York Banking Law;

    - a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as "indirect participants," that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

    Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC's records. The ownership interest of the actual purchaser of the notes, which we sometimes refer to as a "beneficial owner," is in turn recorded on the direct and indirect participants' records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfer of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.

    To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

    Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC's procedures.

    In any case where a vote may be required with respect to the notes neither DTC or Cede & Co. will give consent for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

    Principal, premium, if any, and interest payments on the notes will be made to Cede & Co., as nominee of DTC.

    DTC's practice is to credit direct participants' accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct or indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

    Except under limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the notes and Indenture.

    The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definite form. Those laws may impair the ability to transfer or pledge beneficial interests in notes.

    DTC is under no obligation to provide its services as depositary for the notes and may discontinue providing its services at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

    As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, if:

    - DTC notifies us that it is unwilling or unable to continue as a depositary for the global notes or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

    - we determine, in our sole discretion, not to have the notes represented by one or more global notes; or

    - an Event of Default under the Indenture has occurred and is continuing with respect to the notes;

we will prepare and deliver certificates for the notes in exchange for beneficial interests in the global notes. Any beneficial interests in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global notes.

    We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

SAME-DAY SETTLEMENT AND PAYMENT

    The Underwriters will make settlement for the notes in immediately available funds. We will make all payments of principal and interest in respect of the notes in immediately available funds.

    The notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We expect that secondary trading in the certificated securities, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder of notes):

    (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes in a manner adverse to the Holders of the notes;

    (3) reduce the rate of or change the time for payment of interest on any note;

    (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

    (5) make any note payable in money other than that stated in the notes;

    (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

    (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders");

    (8) except pursuant to the Indenture, release any Restricted Subsidiary from its obligations under its subsidiary guarantee, or change any subsidiary guarantee in any manner that would materially adversely affect the Holders; or

    (9) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of notes, the Company and the Trustee may amend or supplement the Indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Company's obligations to Holders of the notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, resign or apply to the Commission for permission to continue.

    The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus Supplement may obtain a copy of the Indenture without charge by writing to Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, MA 02111, Attention: Executive Vice President/Chief Financial Officer.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person:

    (1) Indebtedness of any other Person, existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and

    (2) Indebtedness encumbering any asset acquired by such specified Person.

    "ACQUISITION EBITDA" means, as of any date of determination, with respect to an Acquisition EBITDA Entity, the sum of:

    (1) EBITDA of such Acquisition EBITDA Entity for its last fiscal quarter for which financial statements are available at such date of determination (adjusted to give pro forma effect to any acquisition or disposition of a business or Person by such Acquisition EDITDA Entity consummated during the period covered by, or after the date of, such quarterly financial statements), multiplied by four (or if such quarterly statements are not available, EBITDA for the most recent fiscal year for which financial statements are available), plus

    (2) projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in good faith by the Company or one of its Restricted Subsidiaries, as certified by an Officers' Certificate filed with the Trustee, without giving effect to any operating losses of the acquired Person.

    "ACQUISITION EBITDA ENTITY" means, as of any date of determination, a business or Person:

    (1) which has been acquired by the Company or one of its Restricted Subsidiaries and with respect to which financial results on a consolidated basis with the Company have not been made available for an entire fiscal quarter or

    (2) which is to be acquired in whole or in part with Indebtedness, the incurrence of which will require the calculation on such date of the Acquisition EBITDA of such Acquisition EBITDA Entity for purposes of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

    "ADJUSTED EBITDA" means, as of any date of determination and without duplication, the sum of:

    (1) EBITDA of the Company and its Restricted Subsidiaries for the most recent fiscal quarter for which internal financial statements are available at such date of determination, multiplied by four and

    (2) Acquisition EBITDA of each business or Person that is an Acquisition EBITDA Entity as of such date of determination, multiplied by a fraction,
       (i) the numerator of which is three minus the number of months (and/or any portion thereof) in such most recent fiscal quarter for which the financial results of such Acquisition EBITDA Entity are included in the EBITDA of the Company and its Restricted Subsidiaries under clause (1) above, and (ii) the denominator of which is three. The effects of unusual items, including merger-related expenses permitted to be shown as a separate line item on a statement of operations in accordance with GAAP, or non-recurring items in respect of the Company, a Restricted Subsidiary or an Acquisition EBITDA Entity occurring in any period shall be excluded in the calculation of Adjusted EBITDA.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "ATTRIBUTABLE INDEBTEDNESS" in respect of a Sale and Leaseback Transaction means, as of the time of determination, the greater of:

    (1) the fair market value of the property subject to such arrangement (as determined by the Board of Directors of the Company) and

    (2) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining terms of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

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    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

    "CASH EQUIVALENTS" means:

    (1) securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the United States Government or any agency thereof;

    (2) certificates of deposit, time deposits, overnight bank deposits, bankers acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition;

    (3) commercial paper of an issuer rated at least A-2 by Standard & Poor's Rating Group, a division of McGraw Hill, Inc., or P-2 by Moody's Investors Service, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments and having maturities of 270 days or less from the date of acquisition;

    (4) money market accounts or funds with or issued by Qualified Issuers; and

    (5) Investments in money market funds substantially all of the assets of which are comprised of securities and other obligations of the types described in clauses (1) through (3) above.

    "CHANGE OF CONTROL" means the occurrence of any of the following events:

    (1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the voting power of all classes of Voting Stock of the Company;

    (2) the Company consolidates with, or merges with or into, another Person (as defined below) or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation) or is converted into or exchanged for (A) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person or
       (B) cash, securities and other property (other than Capital Stock described in the foregoing clause (A)) of the surviving or transferee Person in an amount that could be paid as a Restricted Payment as described under the "Restricted Payments" covenant and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the total outstanding Voting Stock of the surviving or transferee Person;

    (3) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to such

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       board of directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

    (4) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sale of Assets."

    "CONSOLIDATED ADJUSTED NET INCOME" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

    (1) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

    (2) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales;

    (3) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions by such Person during such period; and

    (4) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination.

    "CONSOLIDATED INCOME TAX EXPENSE" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, without duplication, the sum of:

    (1) the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation:

        (i) amortization of debt discount;

        (ii) the net cost of interest rate contracts (including amortization of discounts);

       (iii) the interest portion of any deferred payment obligation;

        (iv) amortization of debt issuance costs; and

        (v) the interest component of Capital Lease Obligations of the Company and its Restricted Subsidiaries; plus

    (2) all interest on any Indebtedness of any other Person guaranteed and paid by the Company or any of its Restricted Subsidiaries;

provided, however, that Consolidated Interest Expense will not include any gain or loss from extinguishment of debt, including write-off of debt issuance costs.

    "CONSOLIDATED NON-CASH CHARGES" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries (including without limitation any minority interest) reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge to the extent that it requires an accrual of or reserve for cash charges for any future period).

    "CREDIT AGENT" means The Chase Manhattan Bank, in its capacity as administrative agent for the lenders party to the Credit Agreement, or any successor or successors party thereto.

    "CREDIT AGREEMENT" means that certain Fourth Amended and Restated Credit Agreement, dated as of August 14, 2000, as amended, among the Company, the lenders party thereto and the Credit Agent, as amended, restated, supplemented, modified, renewed, refunded, increased, extended, replaced or refinanced from time to time.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DESIGNATED SENIOR DEBT" means:

    (1) Senior Bank Debt and

    (2) other Senior Debt the principal amount of which is $50.0 million or more at the date of designation by the Company in a written instrument delivered to the Trustee.

    Senior Debt designated as Designated Senior Debt pursuant to clause (2) shall cease to be Designated Senior Debt at any time that the aggregate principal amount thereof outstanding is $10.0 million or less.

    "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, for cash or other property (other than Capital Stock that is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, in each case on or prior to the stated maturity of the notes.

    "DOLLARS" and "$" mean lawful money of the United States of America.

    "EBITDA" means for any period Consolidated Adjusted Net Income for such period increased by:

    (1) Consolidated Interest Expense for such period; plus

    (2) Consolidated Income Tax Expense for such period; plus

    (3) Consolidated Non-Cash Charges for such period.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EQUITY PROCEEDS" means:

    (1) with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for cash Dollars, the aggregate amount of such cash Dollars and

    (2) with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for any consideration other than cash Dollars, the aggregate Market Price thereof computed on the date of the issuance or sale thereof.

    "EXCLUDED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary organized under the laws of a jurisdiction other than the United States (as defined in Regulation S under the Securities Act) and that has not delivered a subsidiary guarantee.

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Subsidiaries (other than under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

    "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

    "GUARANTEE" means, as applied to any obligation:

    (1) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

    (2) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the obligation to reimburse amounts drawn down under letters of credit securing such obligations.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:

    (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and

    (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "INDEBTEDNESS" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent:

    (1) every obligation of such Person for money borrowed;

    (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

    (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services;

    (5) every Capital Lease Obligation and every obligation of such Person in respect of Sale and Leaseback Transactions that would be required to be capitalized on the balance sheet in accordance with GAAP;

    (6) all Disqualified Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price, plus accrued and unpaid dividends (unless included in such maximum repurchase price);

    (7) all obligations of such Person under or with respect to Hedging Obligations which would be required to be reflected on the balance sheet as a liability of such Person in accordance with GAAP; and

    (8) every obligation of the type referred to in clauses (1) through (7) of another Person and dividends of another Person the payment of which, in either case, such Person has guaranteed.

    For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person shall not be considered Indebtedness for purposes of this definition. The amount outstanding at any time of any Indebtedness issued with original issue discount is the aggregate principal amount at maturity of such Indebtedness, less the remaining unamortized portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "LEVERAGE RATIO" means, at any date, the ratio of:

    (1) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, to

    (2) Adjusted EBITDA, after giving pro forma effect, without duplication, to

        (i) the incurrence, repayment or retirement of any Indebtedness by the Company or its Restricted Subsidiaries since the last day of the most recent full fiscal quarter of the Company;

        (ii) if the Leverage Ratio is being determined in connection with the incurrence of Indebtedness by the Company or a Restricted Subsidiary, such Indebtedness; and

       (iii) the Indebtedness to be incurred in connection with the acquisition of any Acquisition EBITDA Entity.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction).

    "MAKE-WHOLE AMOUNT" means, with respect to any note, an amount equal to the excess, if any, of:

    (1) the present value of the remaining principal, premium and interest payments that would be payable with respect to such note if such note were redeemed on April 1, 2006, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over

    (2) the outstanding principal amount of such note.

    "MAKE-WHOLE AVERAGE LIFE" means, with respect to any date of redemption of notes, the number of years (calculated to the nearest one-twelfth) from such redemption date to April 1, 2006.

    "MAKE-WHOLE PRICE" means, with respect to any note, the greater of:

    (1) the sum of the principal amount of and Make-Whole Amount with respect to such notes and

    (2) the redemption price of such note on April 1, 2006.

    "MARKET PRICE" means:

    (1) with respect to the calculation of Equity Proceeds from the issuance or sale of debt securities which have been converted into Equity Interests, the value received upon the original issuance or sale of such converted debt securities, as determined reasonably and in good faith by the board of directors and

    (2) with respect to the calculation of Equity Proceeds from the issuance or sale of Equity Interests, the average of the daily closing prices for such Equity Interests for the 20 consecutive trading days preceding the date of such computation.

    The closing price for each day shall be:

    (1) if such Equity Interests are then listed or admitted to trading on the New York Stock Exchange, the closing price on the NYSE Consolidated Tape (or any successor consolidated tape reporting transactions on the New York Stock Exchange) or, if such composite tape shall not be in use or shall not report transactions in such Equity Interests, or if such Equity Interests shall be listed on a stock exchange other than the New York Stock Exchange (including for this purpose the Nasdaq National Market), the last reported sale price regular way for such day, or in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which such Equity Interests are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of such Equity Interests have been traded during such 20 consecutive trading days); or

    (2) if such Equity Interests are not listed or admitted to trading on any such exchange, the average of the closing bid and asked prices thereof in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System or any successor system, or if not included therein, the average of the closing bid and asked prices thereof furnished by two members of the National Association of Securities Dealers selected reasonably and in good faith by the board of directors for that purpose. In the absence of one or more such quotations, the Market Price for such Equity Interests shall be determined reasonably and in good faith by the board of directors.

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, which amount is equal to the excess, if any, of:

    (1) the cash received by the Company or such Restricted Subsidiary (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such disposition, over

    (2) the sum of:

        (i) the amount of any Indebtedness which is secured by such asset and which is required to be repaid in connection with the disposition thereof; plus

        (ii) the reasonable out-of-pocket expenses incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with such disposition or in connection with the transfer of such amount from such Restricted Subsidiary to the Company; plus

       (iii) provisions for taxes, including income taxes, attributable to the disposition of such asset or attributable to required prepayments or repayments of Indebtedness with the proceeds thereof; plus

        (iv) if the Company does not first receive a transfer of such amount from the relevant Restricted Subsidiary with respect to the disposition of an asset by such Restricted Subsidiary and such Restricted Subsidiary intends to make such transfer as soon as practicable, the out-of-pocket expenses and taxes that the Company reasonably estimates will be incurred by the Company or such Restricted Subsidiary in connection with such transfer at the time such transfer is expected to be received by the Company (including, without limitation, withholding taxes on the remittance of such amount).

    "OBLIGATIONS" means any principal, interest (including post-petition interest, whether or not allowed as a claim in any proceeding), penalties, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities payable under or in connection with any Indebtedness.

    "OFFICERS' CERTIFICATE" means a certificate signed, unless otherwise specified, by any two of the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Financial Officer, the Controller, or an Executive Vice President of the Company, and delivered to the Trustee.

    "PERMITTED INVESTMENTS" means:

    (1) any Investments in the Company or in a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company, including without limitation the Guarantee of Indebtedness permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

    (2) any Investments in Cash Equivalents;

    (3) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment;

        (i) such Person becomes a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company or

        (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company;

    (4) Investments in assets (including accounts and notes receivable) owned or used in the ordinary course of business;

    (5) Investments for any purpose related to the Company's records and information management business (including, without limitation, the Company's confidential destruction and fulfillment businesses) in an aggregate outstanding amount not to exceed $10.0 million; and

    (6) Investments by the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) in one or more Excluded Restricted Subsidiaries, the aggregate outstanding amount of which does not exceed 10% of the consolidated assets of the Company and its Restricted Subsidiaries.

    "PERMITTED LIENS" means:

    (1) Liens existing as of the date of issuance of the notes;

    (2) Liens on property or assets of the Company or any Restricted Subsidiary securing Senior Debt;

    (3) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Wholly Owned Restricted Subsidiary;

    (4) Liens securing the notes or the Guarantees;

    (5) any interest or title of a lessor under any Capital Lease Obligation or Sale and Leaseback Transaction so long as the Indebtedness, if any, secured by such Lien does not exceed the principal amount of Indebtedness permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

    (6) Liens securing Acquired Debt created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Debt;

    (7) Liens securing Hedging Obligations permitted to be incurred pursuant to clause (7) of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

    (8) Liens arising from purchase money mortgages and purchase money security interests, or in respect of the construction of property or assets, incurred in the ordinary course of the business of the Company or a Restricted Subsidiary; provided that (i) the related Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed and (ii) the Lien securing such Indebtedness is created within 60 days of such acquisition or construction;

    (9) statutory Liens or landlords' and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (10) Liens for taxes, assessments, government charges or claims with respect to amounts not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, if a reserve or other appropriate provision, if any, as is required in conformity with GAAP has been made therefor;

    (11) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

    (12) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

    (13) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (14) Liens arising under options or agreements to sell assets;

    (15) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $10.0 million in the aggregate at any one time outstanding; and

    (16) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (15); provided that any such extension, renewal or replacement shall not extend to any additional property or assets.

    "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PRINCIPAL STOCKHOLDERS" means each of Vincent J. Ryan, Schooner Capital LLC, C. Richard Reese, Kent P. Dauten, B. Thomas Golisano and their respective Affiliates.

    "QUALIFIED EQUITY OFFERING" means an offering of Capital Stock, other than Disqualified Stock, of the Company for Dollars, whether registered or exempt from registration under the Securities Act of 1933, as amended.

    "QUALIFIED ISSUER" means:

    (1) any lender party to the Credit Agreement or

    (2) any commercial bank:

        (i) which has capital and surplus in excess of $500,000,000 and

        (ii) the outstanding short-term debt securities of which are rated at least A-2 by Standard & Poor's Rating Group, a division of McGraw-Hill, Inc. or at least P-2 by Moody's Investors Service, or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

    "QUALIFYING SALE AND LEASEBACK TRANSACTION" means any Sale and Leaseback Transaction between the Company or any of its Restricted Subsidiaries and any bank, insurance company or other lender or investor providing for the leasing to the Company or such Restricted Subsidiary of any property (real or personal) which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor and where the property in question has been constructed or acquired after the date of the Indenture.

    "REFINANCING INDEBTEDNESS" means new Indebtedness incurred or given in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, other Indebtedness; provided, however, that:

    (1) the principal amount of such new Indebtedness shall not exceed the principal amount of Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded (plus the amount of fees, premiums, consent fees, prepayment penalties and expenses incurred in connection therewith);

    (2) such Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded or shall mature after the maturity date of the notes;

    (3) to the extent such Refinancing Indebtedness refinances Indebtedness that has a final maturity date occurring after the initial scheduled maturity date of the notes, such new Indebtedness shall have a final scheduled maturity not earlier than the final scheduled maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded and shall not permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded;

    (4) to the extent such Refinancing Indebtedness refinances Indebtedness subordinate to the notes, such Refinancing Indebtedness shall be subordinated in right of payment to the notes and to the extent such Refinancing Indebtedness refinances notes or Indebtedness PARI PASSU with the notes, such Refinancing Indebtedness shall be PARI PASSU with or subordinated in right of payment to the notes, in each case on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded; and

    (5) with respect to Refinancing Indebtedness incurred by a Restricted Subsidiary, such Refinancing Indebtedness shall rank no more senior, and shall be at least as subordinated, in right of payment to the subsidiary guarantee of such Restricted Subsidiary as the Indebtedness being extended, refinanced, renewed, replaced or refunded.

    "RESTRICTED SUBSIDIARY" means:

    (1) each direct or indirect Subsidiary of the Company existing on the date of the Indenture (other than Iron Mountain (Netherlands) B.V. and its subsidiaries (including Iron Mountain Europe Limited), Iron Mountain Cayman Ltd. and its subsidiaries, Iron Mountain Mexico, S.A. de R.L. de C.V., PLRH Inc. and Upper Providence Venture I, L.P.) and

    (2) any other direct or indirect Subsidiary of the Company formed, acquired or existing after the date of the Indenture (including an Excluded Restricted Subsidiary),

    which, in the case of (1) or (2), is not designated by the board of directors as an "Unrestricted Subsidiary."

    "SALE AND LEASEBACK TRANSACTION" means any transaction or series of related transactions pursuant to which a Person sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

    "SENIOR BANK DEBT" means all Obligations outstanding under or in connection with the Credit Agreement (including Guarantees of such Obligations by Subsidiaries of the Company).

    "SENIOR DEBT" means:

    (1) the Senior Bank Debt and

    (2) any other Indebtedness permitted to be incurred by the Company or any Restricted Subsidiary, as the case may be, under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is:

        (i) on a parity with or subordinated in right of payment to the notes or

        (ii) subordinated to Senior Debt on terms substantially similar to those of the notes.

    Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include:

    (1) any liability for federal, state, local or other taxes owed or owing by the Company;

    (2) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

    (3) any trade payables; or

    (4) any Indebtedness that is incurred in violation of the Indenture, provided that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause (4) if, in the case of any obligations under the Credit Agreement, the holders of such obligations or their agent or representative shall have received a representation from the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.

    "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

    "TREASURY RATE" means, at any time of computation, the yield to maturity at such time (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) of United States Treasury securities with a constant maturity most nearly equal to the Make-Whole Average Life; provided, however, that if the Make-Whole Average Life is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "UNRESTRICTED SUBSIDIARY" means:

    (1) any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and

    (2) any Subsidiary of an Unrestricted Subsidiary.

    "VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

    (2) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary of the Company all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by the Company or by one or more Wholly Owned Restricted Subsidiaries of the Company.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of federal income tax considerations is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations and rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect, or possible differing interpretations. We have not sought any ruling from the Internal Revenue Service with respect to any matter described in this summary, and we cannot provide any assurance that the IRS or a court will agree with the statements made in this summary. The summary applies to you only if you hold the notes as a capital asset, which generally is an asset held for investment rather than as inventory or as property used in a trade or business. The summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax law, for example, if you are:

    - a bank, life insurance company, regulated investment company or other financial institution;

    - a broker or dealer in securities or foreign currency;

    - a person that has a functional currency other than the U.S. dollar;

    - a person who acquires our notes in connection with his employment or other performance of services;

    - a person subject to alternative minimum tax;

    - a person who owns our notes as part of a straddle, hedging transaction, conversion transaction or constructive sale transaction;

    - a tax-exempt entity; or

    - an expatriate.

In addition, the following summary does not address all possible tax considerations, and in particular does not discuss any estate, gift, generation-skipping transfer, state, local or foreign tax considerations. For all these reasons, we urge you to consult with your tax advisor about the federal income tax and other tax consequences of your acquisition, ownership and disposition of our notes.

    For purposes of this summary, you are a "U.S. holder" if you are a beneficial owner of our notes and for federal income tax purposes are:

    - a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

    - a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, unless otherwise provided by Treasury regulations;

    - an estate the income of which is subject to federal income taxation regardless of its source; or

    - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or electing trusts in existence on August 20, 1996 to the extent provided in Treasury regulations;

and if your status as a U.S. holder is not overridden pursuant to the provisions of an applicable tax treaty. Conversely, you are a "non-U.S. holder" if you are a beneficial owner of our notes and are not a U.S. holder.

TAX CONSEQUENCES OF ACQUIRING NOTES IN THE ADDITIONAL ISSUANCE

    If you acquire notes in this additional issuance, your federal income tax consequences will be the same as if you were to acquire outstanding notes at a premium over their principal amount and with prior accrued interest, as addressed below. Subsequent holders of notes issued in this additional issuance will face the same federal income tax consequences as subsequent holders of outstanding notes from the original offering.

TAX CONSEQUENCES FOR U.S. HOLDERS

    If you are a U.S. holder:

    PAYMENTS OF INTEREST. You must generally include interest on a note in your gross income as ordinary interest income:

    - when you receive it, if you use the cash method of accounting for federal income tax purposes or

    - when it accrues, if you use the accrual method of accounting for federal income tax purposes.

Purchase price for a note that is allocable to prior accrued interest may be treated as offsetting a portion of the interest income from the next scheduled interest payment on the note. Any interest income so offset is not taxable.

    MARKET DISCOUNT. If you acquire a note and your adjusted tax basis in it upon acquisition is less than its principal amount, you will be treated as having acquired the note at a "market discount" unless the amount of this market discount is less than the DE MINIMIS amount specified under the Internal Revenue Code. Under the market discount rules, you will be required to treat any gain on the sale, exchange, redemption, retirement, or other taxable disposition of a note, or any appreciation in a note in the case of a nontaxable disposition such as a gift, as ordinary income to the extent of the market discount which has not previously been included in your income and which is treated as having accrued on the note at the time of the disposition. In addition, you may be required to defer, until the maturity of the note or earlier taxable disposition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note. Any market discount will be considered to accrue ratably during the period from the date of your acquisition to the maturity date of the note, unless you elect to accrue the market discount on a constant yield method. In addition, you may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. You should consult with your tax advisor regarding these elections.

    AMORTIZABLE BOND PREMIUM. If you acquire a note and your adjusted tax basis in it upon acquisition is greater than its principal amount, you will be treated as having acquired the note with "bond premium." You generally may elect to amortize this bond premium over the remaining term of the note on a constant yield method, and the amount amortized in any year will be treated as a reduction of your interest income from the note for that year. If the amount of your bond premium amortization would be lower if calculated based on an earlier optional redemption date and price than the amount of amortization calculated through that date based on the note's maturity date and its stated principal amount, then you must calculate the amount and timing of your bond premium amortization deductions assuming that the note will be redeemed on the optional redemption date at the optional redemption price. You may generally recalculate your bond premium amortization amount and schedule of deductions to the extent your note is not actually redeemed at that earlier optional redemption date. If you do not make an election to amortize bond premium, your bond premium on a note will decrease the gain or increase the loss that you otherwise recognize on a disposition of that note. Any election to amortize bond premium applies to all debt obligations, other than debt obligations the interest on which is excludable from gross income, that you hold at the beginning of the first taxable year to which the election applies and that you thereafter acquire. You may not revoke an election to amortize bond premium without the consent of the IRS. You should consult with your tax advisor regarding this election.

    DISPOSITION OF A NOTE. Upon the sale, exchange, redemption, retirement or other disposition of a note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between (1) the amount you receive in cash or in property, valued at its fair market value, upon this sale, exchange, redemption, retirement or other disposition, other than amounts representing accrued and unpaid interest which will be taxable as interest income, and (2) your adjusted tax basis in the note. Your adjusted tax basis in the note will, in general, equal your acquisition cost for the note, exclusive of any amount paid allocable to prior accrued interest, as increased by any market discount you have included in income in respect of the note, and as decreased by any amortized bond premium on the note. Except with respect to accrued market discount, your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held the note for more than one year at the time of disposition. For noncorporate U.S. holders, preferential rates of tax may apply to long-term capital gains.

TAX CONSEQUENCES FOR NON-U.S. HOLDERS

    If you are a non-U.S. holder:

    GENERALLY. You will not be subject to federal income taxes on payments of principal, premium, if any, or interest on a note, or upon the sale, exchange, redemption, retirement or other disposition of a note, if:

    - you do not own directly or indirectly 10% or more of the total voting power of all classes of our voting stock;

    - your income and gain in respect of the note is not effectively connected with the conduct of a United States trade or business;

    - you are not a controlled foreign corporation that is related to or under common control with us;

    - we or the applicable paying agent (the "Withholding Agent") have received from you a properly executed, applicable IRS Form W-8 or substantially similar form in the year in which a payment of interest, principal or premium occurs, or in a previous calendar year to the extent provided for in the instructions to the applicable IRS Form W-8; and

    - in the case of gain upon the sale, exchange, redemption, retirement or other disposition of a note recognized by an individual non-U.S. holder, you were present in the United States for less than 183 days during the taxable year in which the gain was recognized.

    The IRS Form W-8 or a substantially similar form must be signed by you under penalties of perjury certifying that you are a non-U.S. holder and providing your name and address, and you must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. If you hold a note through a securities clearing organization or other qualified financial institution, the organization or institution may provide a signed statement to the Withholding Agent. However, in that case, the signed statement must generally be accompanied by a statement containing the relevant information from the executed IRS Form W-8 or substantially similar form that you provided to the organization or institution. If you are a partner in a partnership holding our notes, the partnership as well as you must comply with applicable certification requirements. There are also special rules applicable to intermediaries.

    Except in the case of income or gain in respect of a note that is effectively connected with the conduct of a United States trade or business, discussed below, interest received or gain recognized by you which does not qualify for exemption from taxation will be subject to federal income tax and withholding at a rate of 30% unless reduced or eliminated by an applicable tax treaty. You must generally use an applicable IRS Form W-8, or a substantially similar form, to claim tax treaty benefits.

If you are a non-U.S. holder claiming benefits under an income tax treaty, you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits article in order to comply with the applicable certification requirements of the Treasury regulations.

    EFFECTIVELY CONNECTED INCOME AND GAIN. If you are a non-U.S. holder whose income and gain in respect of a note is effectively connected with the conduct of a United States trade or business, you will be subject to regular federal income tax on this income and gain in generally the same manner as U.S. holders, and general federal income tax return filing requirements will apply. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected adjusted earnings and profits for the taxable year, unless you qualify for a lower rate under an applicable tax treaty. To obtain an exemption from withholding on interest on the notes, you must generally supply to the Withholding Agent an applicable IRS Form W-8, or a substantially similar form.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Information reporting and backup withholding may apply to interest and other payments to you under the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS.

    IF YOU ARE A U.S. HOLDER. You may be subject to backup withholding, currently at a rate of 30.5%, when you receive interest payments on a note or proceeds upon the sale, exchange, redemption, retirement or other disposition of a note. Recently enacted legislation will reduce this backup withholding tax rate to 28% over the next several years. In general, you can avoid this backup withholding if you properly execute under penalties of perjury an IRS Form W-9 or a substantially similar form on which you:

    - provide your correct taxpayer identification number and

    - certify that you are exempt from backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or a substantially similar form, you may be subject to penalties imposed by the IRS.

    Unless you have established on a properly executed IRS Form W-9 or a substantially similar form that you are a corporation or come within another enumerated exempt category, interest and other payments on the notes paid to you during the calendar year, and the amount of tax withheld, if any, will be reported to you and to the IRS.

    IF YOU ARE A NON-U.S. HOLDER. The amount of interest paid to you on a note during each calendar year, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest paid to you on a note may be subject to backup withholding at a 30.5% rate, or subsequent reduced rate, unless you properly certify your non-U.S. holder status on an IRS Form W-8 or a substantially similar form in the manner described above, under "Tax Consequences for Non-U.S. Holders." Similarly, information reporting and backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a note, if you properly certify that you are a non-U.S. holder on an IRS
Form W-8 or a substantially similar form. Even without having executed an IRS Form W-8 or a substantially similar form, however, in some cases information reporting and backup withholding may not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a note, if you receive those proceeds through a broker's foreign office.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement between the underwriters, the subsidiary guarantors and us (the "Underwriting Agreement"), each of the underwriters named below (the "Underwriters") have severally agreed to purchase from us the aggregate principal amount of notes of set forth opposite its name below.

                                                                 PRINCIPAL
UNDERWRITERS                                                  AMOUNT OF NOTES
------------                                                  ---------------
Bear, Stearns & Co. Inc.....................................   $ 73,500,000
Goldman, Sachs & Co.........................................     36,750,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................     36,750,000
William Blair & Company, L.L.C..............................     21,000,000
First Union Securities, Inc.................................     21,000,000
JPMorgan Securities Inc.....................................     21,000,000
                                                               ------------
      Total.................................................   $210,000,000
                                                               ============

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The Underwriters are obligated to purchase and accept delivery of all of notes if they purchase any of the notes.

    The Underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and at such price less a concession not in excess of 0.25% per note. The Underwriters may allow, and such dealers may re-allow, concessions not in excess of 0.25% per note on sales to other dealers. After the offering of notes, the public offering price, concessions and other selling terms may be changed by the Underwriters. The notes are offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

    The Company and the subsidiary guarantors have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    In order to facilitate the offering, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes during and after the offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the notes for their own account by selling more notes than have been sold to them by us. The Underwriters may elect to cover any such short position by purchasing notes in the open market. In addition, the Underwriters may stabilize or maintain the price of the notes by bidding for or purchasing notes in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the notes to the extent that it discourages resales thereof.

    From time to time, some of the Underwriters or their affiliates have provided, and may continue to provide in the future, investment banking, general financing and banking services to us and our affiliates, for which they have received, and expect to receive, customary compensation. Bear, Stearns &
Co. Inc. acted as our financial advisor in connection with our acquisition of Pierce Leahy and received a customary fee for its services as dealer-manager of our offer to purchase and consent solicitation regarding our 11 1/8% Senior Subordinated Notes due 2006.

    The Chase Manhattan Bank and The Chase Manhattan Bank of Canada, affiliates of JPMorgan Securities Inc., are administrative agent and Canadian administrative agent, respectively, and Chase Securities Inc. is arranger and book manager under our credit agreement. In addition, each of The Chase Manhattan Bank and The Chase Manhattan Bank of Canada is a lender under our credit agreement, and each will receive a proportionate share of the amounts to be repaid under the credit agreement to the extent the net proceeds of the offering will be used to repay indebtedness thereunder. See "Use of Proceeds" in this prospectus supplement and "Description of Certain Indebtedness--Credit Agreement" in the accompanying prospectus.

                       NOTICE TO UNITED KINGDOM RESIDENTS

    We have not authorized the notes to be offered to the public in the United Kingdom, within the meaning of the U.K. Public Offers of Securities Regulations 1995, and neither this prospectus supplement, the prospectus included herein nor any other document issued in connection with this offering may be passed on to any person in the United Kingdom unless that person is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on. All applicable provisions of the Financial Services Act 1986 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving the United Kingdom.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

    By purchasing notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

    - the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

    - where required by law, that the purchaser is purchasing as principal and not as agent; and

    - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION--ONTARIO PURCHASERS

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws. Following a decision of the U.S. Supreme Court, it is possible that Ontario purchasers will not be able to rely upon the remedies set out in Section 12(a)(2) of the Securities Act where securities are being offered under a U.S. private placement memorandum such as this document.

ENFORCEMENT OF LEGAL RIGHTS

    All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or these persons. All or a substantial portion of the assets of the Company and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or these persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or these persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of notes to whom the SECURITIES ACT (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any notes acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of notes should consult their own legal and tax advisers with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the notes and the guarantees will be passed upon for Iron Mountain by Sullivan & Worcester LLP, Boston, Massachusetts. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins, New York, New York. Certain matters of Pennsylvania law will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania. Jas. Murray Howe is of counsel to Sullivan & Worcester LLP and beneficially owns 30,000 shares of our common stock.

                                    EXPERTS

    THE FOLLOWING AMENDS AND SUPERSEDES IN ITS ENTIRETY THE INFORMATION UNDER THE CAPTION "EXPERTS" IN THE ACCOMPANYING PROSPECTUS.

    The consolidated financial statements of Iron Mountain Incorporated and its subsidiaries for the three years ended December 31, 2000, and its supplemental schedule, Valuation and Qualifying Accounts, included in its Annual Report on Form 10-K for the year ended December 31, 2000, dated March 23, 2001 and incorporated by reference into this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In their report on Iron Mountain's consolidated financial statements, that firm states that, with respect to certain subsidiaries, its opinion is based on the report of RSM Robson Rhodes, independent public accountants. The consolidated financial statements and supporting schedule referred to above have been incorporated by reference herein in reliance upon the authority of those two firms as experts in giving said reports.

    The consolidated financial statements of Iron Mountain Incorporated (f/k/a Pierce Leahy Corp.), and its subsidiaries for the three years ended
December 31, 1999, and its supplemental schedule, Valuation and Qualifying Accounts, included in its Annual Report on Form 10-K for the year ended
December 31, 1999, dated March 30, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of Data Base, Inc. and Affiliate for the three years ended December 31, 1998, included in Iron Mountain's Current Report on Form 8-K dated April 16, 1999, have been audited by Moss Adams LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Data Storage Center, Inc. as of December 31, 1998 and 1999, and for the years then ended, included in Iron Mountain Incorporated's Current Report on Form 8-K dated May 15, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Later information filed with the Commission will update and supersede information we have included or incorporated by reference in this prospectus supplement. In addition to the documents incorporated by reference or deemed incorporated by reference into the accompanying prospectus, which prospectus is supplemented by this prospectus supplement, we incorporate by reference the documents listed below and any filings made after the date of this prospectus supplement with the Commission under 13(a), 13(c), 14 of 15(d) of the Exchange Act, until our offering is completed or terminated.

    The following documents were filed by us under File No. 1-13045 and are incorporated by reference:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

    - Definitive Proxy on Schedule 14A filed April 24, 2001; and

    - Current Reports on Form 8-K filed March 23, 2001 and April 3, 2001.

    We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those to which we specifically refer. You may obtain this information at no cost by writing or telephoning us at: 745 Atlantic Avenue, Boston, Massachusetts 02111, (617) 535-4766, Attention:
Investor Relations.

PROSPECTUS
                                  $500,000,000

                           IRON MOUNTAIN INCORPORATED

              DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES,
                           COMMON STOCK AND WARRANTS

    We may from time to time offer:

       - debt securities,

       - shares of our preferred stock,

       - fractional shares of our preferred stock in the form of depositary shares,

       - shares of our common stock, or

       - warrants to purchase any of these securities.

    The securities we offer will have an aggregate public offering price of up to $500,000,000.

    In connection with the debt securities, substantially all of our present and future wholly owned domestic subsidiaries may, on a joint and several basis, offer full and unconditional guarantees of our obligations under the debt securities.

    We will indicate the particular securities we offer and their specific terms in a supplement to this document. In each case we would describe the type and amount of securities we are offering, the initial public offering price, and the other terms of the offering.

    Our common stock is listed on the New York Stock Exchange under the symbol "IRM." We will make applications to list any shares of common stock sold pursuant to a supplement to this prospectus on the NYSE. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek listing of any securities, the supplement will disclose the exchange or market.

    INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We may offer the securities directly, through agents designated from time to time by us, or to or through underwriters or dealers. We will show in a supplement the names of any agents or underwriters involved in the sale of any securities. We will also describe any applicable purchase price and fee or commission or discount arrangement between or among us and/or them. See "Plan of Distribution." We may not sell any securities without delivery of a supplement describing the method and terms of the offering of the securities.

    Our principal place of business is 745 Atlantic Avenue, Boston, Massachusetts 02111 and our telephone number is (617) 535-4766.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 1, 2001.

                               TABLE OF CONTENTS

                            ------------------------

About This Prospectus.......................................     ii

Cautionary Note Regarding Forward-Looking Statements........     ii

Iron Mountain...............................................      1

Risk Factors................................................      2

Ratio of Earnings to Fixed Charges..........................      7

Use of Proceeds.............................................      8

Description of Certain Indebtedness.........................      8

Description of Debt Securities..............................     12

Description of Capital Stock................................     19

Description of Depositary Shares............................     24

Description of Warrants.....................................     28

Description of Certain Provisions of Pennsylvania Law and
  Our Articles of Incorporation and Bylaws..................     28

Plan of Distribution........................................     30

Validity of the Offered Securities..........................     32

Experts.....................................................     32

Where You Can Find More Information.........................     33

Documents Incorporated By Reference.........................     33

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information" and "Documents Incorporated By Reference."

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern our operations, economic performance and financial condition. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

    Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others, those set forth below. For a more detailed discussion of some of these factors, please read carefully the information under "Risk Factors" beginning on page 1.

    - difficulties related to the integration of acquisitions generally and, more specifically, the integration of our operations and those of Pierce Leahy Corp.;

    - unanticipated costs as a result of our acquisition of Pierce Leahy;

    - the uncertainties related to international expansion;

    - the uncertainties related to expansion into digital businesses;

    - rapid and significant changes in technology;

    - the cost and availability of appropriate storage facilities;

    - changes in customer preferences and demand for our services;

    - our significant indebtedness and the cost and availability of financing for contemplated growth; and

    - other general economic and business conditions.

    These cautionary statements should not be construed by you to be exhaustive, and they are made only as of the date of this prospectus. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. We assume no obligation to update or revise the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                 IRON MOUNTAIN

    We are the leader in records and information management services. We are an international, full-service provider of records and information management and related services, enabling customers to outsource these functions. We have a diversified customer base, which includes more than half of the Fortune 500 and numerous commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations. We provide storage for all major media, including paper, which is the dominant form of records storage, magnetic media, including computer tapes, microfilm and microfiche, master audio and video tapes, film and optical disks, X-rays and blueprints. Our principal services provided to our storage customers include courier pick-up and delivery, filing, retrieval and destruction of records, database management, customized reporting and disaster recovery support. We also sell storage materials, including cardboard boxes and magnetic media, and provide confidential destruction, consulting, facilities management, fulfillment and other outsourcing services.

    As of December 31, 2000, we provided services to over 125,000 customer accounts in 77 markets in the United States and 37 markets outside of the United States. We employ over 10,000 people and operate more than 625 records management facilities in the United States, Canada, Europe and Latin America.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR SECURITIES.

ACQUISITION AND INTERNATIONAL EXPANSION RISKS

FAILURE TO SUCCESSFULLY INTEGRATE ACQUIRED OPERATIONS COULD REDUCE OUR FUTURE RESULTS OF OPERATIONS.

    The success of any acquisition depends in part on our ability to integrate the acquired company. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our management's attention and our financial and other resources.

    In particular, the integration of our operations and the operations formerly conducted under the name Pierce Leahy has presented and will continue to present a significant challenge to our management. We began integrating the cultures, operating systems, procedures and information technologies of Iron Mountain and Pierce Leahy approximately one year ago. The integration process is continuing and will proceed for up to two more years.

    We can give no assurance that we will ultimately be able to effectively integrate and manage the operations of any acquired business, in general, and Pierce Leahy, in particular. Nor can we assure you that we will be able to maintain or improve the historical financial performance of Iron Mountain, Pierce Leahy or our other acquisitions. The failure to successfully integrate these cultures, operating systems, procedures and information technologies could have a material adverse effect on our results of operations.

FAILURE TO ACHIEVE EXPECTED COST SAVINGS AND UNANTICIPATED COSTS RELATED TO INTEGRATING ACQUIRED COMPANIES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    Our estimates of annual operating cost savings for acquired companies are a function of the nature and timing of individual acquisition integration plans. These savings result primarily from the elimination of redundant corporate expenses and more efficient operations and utilization of real estate. However, unanticipated future operating expenses or acquisition related expenses, or other adverse developments, could reduce or delay realization of these cost savings and materially affect our results of operations. The integration of Pierce Leahy poses a particular risk due to the size and complexity of the integration plan.

    Our operating results may fluctuate from quarter to quarter due to the integration of current and future acquisitions. It is difficult to precisely forecast the magnitude and timing of integration and merger-related expenses. These expenses may be material to the financial results of a given quarter. Therefore, operating results for any fiscal quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year.

WE MAY BE UNABLE TO CONTINUE OUR INTERNATIONAL EXPANSION.

    Our growth strategy involves expanding operations into international markets, and we expect to continue this expansion. Europe and Latin America have been our primary areas of focus for international expansion. We have entered into joint ventures and have acquired all or a majority of the equity in records and information management services businesses operating in these areas and are actively pursuing additional opportunities. This growth strategy involves risks. We may be unable to pursue this strategy in the future. For example, we may be unable to:

    - identify suitable companies to acquire;

    - complete acquisitions on satisfactory terms;

    - incur additional debt necessary to acquire suitable companies if we are unable to pay the purchase price out of working capital, common stock or other equity securities; or

    - enter into successful business arrangements for technical assistance or management and acquisition expertise outside of the United States.

    We also compete with other records and information management services providers for companies to acquire. Some of our competitors may possess greater financial and other resources than we do. If any such competitor were to devote additional resources to such acquisition candidates or focus its strategy on our international markets, our results of operations could be adversely affected.

WE MAY NOT BE ABLE TO EFFECTIVELY EXPAND OUR DIGITAL BUSINESSES.

    We have implemented the early stages of our planned expansion into various digital businesses. Our entrance into these markets poses certain unique risks. For example, we may be unable to:

    - raise the amount of capital necessary to effectively participate in these businesses;

    - develop, hire or otherwise obtain the necessary technical expertise;

    - accurately predict the size of the markets for any of these services; or

    - compete effectively against other companies who possess greater technical expertise, capital or other necessary resources.

    In addition, the business partners upon whom we depend for technical and management expertise, as well as the hardware and software products we need to complement our services, may not perform as expected.

OPERATIONAL RISKS

WE HAVE A HISTORY OF NET LOSSES.

    Our net losses are primarily attributable to significant non-cash charges and interest expense associated with our acquisition and growth strategies. The non-cash charges consist primarily of:

    - depreciation expenses associated with the expansion of storage capacity;
      and

    - goodwill amortization associated with acquisitions accounted for under the purchase method.

    Our primary financial objective has been, and will continue to be, to increase EBITDA, which we define as earnings before interest, taxes, depreciation, amortization, extraordinary items, other income, merger-related expenses and stock option compensation expenses, to service indebtedness and for investment in continued internal growth and growth through acquisitions, rather than net income. Having an objective of increasing EBITDA may negatively affect other measures of financial performance, such as net income. In addition, execution of our growth strategy could result in future net losses due to increased interest expense associated with borrowings and increased depreciation and amortization expenses.

OUR CUSTOMERS MAY SHIFT FROM PAPER STORAGE TO ALTERNATIVE TECHNOLOGIES THAT REQUIRE LESS PHYSICAL SPACE.

    We derive most of our revenues from the storage of paper documents and related services. This storage requires significant physical space. Alternative storage technologies exist, many of which require significantly less space than paper. These technologies include computer media, microform, CD-ROM and optical disk. To date, none of these technologies has replaced paper as the principal means for storing information. However, we can provide no assurance that our customers will continue to store most of their records in paper format. A significant shift by our customers to storage of data through non-paper based technologies, whether now existing or developed in the future, could adversely affect our business.

WE MAY BE SUBJECT TO CERTAIN COSTS AND POTENTIAL LIABILITIES ASSOCIATED WITH THE REAL ESTATE REQUIRED FOR OUR BUSINESSES.

    Because our businesses are heavily dependent on real estate, we face special risks attributable to the real estate we own or operate. Such risks include:

    - variable occupancy costs and difficulty locating suitable sites due to fluctuations in the real estate market;

    - uninsured losses or damage to our storage facilities due to an inability to obtain full coverage on a cost-effective basis for some casualties, such as earthquakes, or any coverage for certain losses, such as losses from riots;

    - loss of our investment in, and anticipated profits and cash flow from, damaged property that is uninsured;

    - liability under certain environmental laws for the costs of investigation and cleanup of contaminated real estate owned or leased by us, whether or not (1) we know of, or were responsible for, the contamination, or
      (2) the contamination occurred while we owned or leased the property;

    - third party claims resulting from the off-site migration of contamination initiating on real estate that we own or operate, or exposure to hazardous substances, including asbestos-containing materials, located on our property; and

    - an inability to sell, rent, mortgage or use contaminated real estate owned or leased by us.

    Some of our current and formerly owned or operated properties were previously used for industrial or other purposes that involved the use, storage, generation and/or disposal of hazardous substances and wastes and petroleum products. In some instances these properties included the operation of underground storage tanks. Although we have from time to time conducted limited environmental investigations and remedial activities at some of our former and current facilities, we have not undertaken an in-depth environmental review of all of our properties. We therefore may be potentially liable for environmental costs like those discussed above.

INTERNATIONAL OPERATIONS MAY POSE UNIQUE RISKS.

    As part of our growth strategy, we have acquired and expect to acquire in the future, records and information management services businesses in foreign markets. International operations are subject to numerous risks, including:

    - the risk that the business partners upon whom we depend for technical assistance or management and acquisition expertise outside of the United States will not perform as expected;

    - the impact of foreign government regulations;

    - political uncertainties;

    - differences in business practices; and

    - foreign currency fluctuations.

    In particular, our net income can be significantly affected by fluctuations in foreign currencies associated with the U.S. dollar denominated debt of some of our foreign subsidiaries and certain intercompany balances between our domestic entities and our foreign subsidiaries.

WE FACE COMPETITION FOR CUSTOMERS.

    We compete with our current and potential customers' internal records and information management services capabilities. We can provide no assurance that these organizations will begin or continue to use an outside company, such as our company, for their future records and information management services needs or that they will use us to provide these services. We compete with multiple records and information management services providers in all geographic areas where we operate.

INDEBTEDNESS AND OTHER RISKS

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

    We have substantial indebtedness, which could have important consequences to you. Our indebtedness may increase as we continue to borrow under existing and future credit arrangements in order to finance future acquisitions and for general corporate purposes, which would increase the associated risks. These risks include:

    - sensitivity to adverse economic conditions;

    - inability to fund future working capital, acquisitions, capital expenditures and other general corporate requirements;

    - limits on our flexibility in planning for, or reacting to, changes in our business and the records and information management services industry;

    - limits on future borrowings under our existing or future credit arrangements, which could affect our ability to pay our indebtedness or to fund our other liquidity needs;

    - inability to generate sufficient funds to cover required interest payments; and

    - restrictions on our ability to refinance our indebtedness on commercially reasonably terms.

RESTRICTIVE LOAN COVENANTS MAY LIMIT OUR ABILITY TO PURSUE OUR ACQUISITION STRATEGY.

    Our credit facility and our indentures contain covenants restricting or limiting our ability to, among other things:

    - incur additional indebtedness;

    - pay dividends or make other restricted payments;

    - make asset dispositions;

    - permit liens; and

    - make capital expenditures and other investments.

    These restrictions may adversely affect our ability to pursue our acquisition and other growth strategies.

CERTAIN PROVISIONS IN OUR GOVERNING DOCUMENTS AND INDENTURES, AND THE COMPOSITION OF OUR SHAREHOLDERS, MIGHT DISCOURAGE OR PREVENT THIRD PARTIES FROM ACQUIRING CONTROL OF OUR OUTSTANDING CAPITAL STOCK.

    Certain provisions of our articles of incorporation, our bylaws and existing indentures might discourage or prevent a third party from acquiring actual or potential control of Iron Mountain by:

    - making it more difficult to consummate certain types of transactions such as mergers, tender offers or proxy contests;

    - limiting shareholders' ability to quickly change the composition of our board of directors due to our classified board of directors;

    - allowing existing management to exercise significant control over our affairs during periods where we are threatened by a change in control;

    - allowing our board of directors to issue shares of preferred stock in the future without further shareholder approval, and with full discretion as to terms, conditions, rights, privileges and preferences; and

    - requiring that we offer to purchase all or some of our outstanding senior subordinated notes and publicly issued notes in certain circumstances that amount to a change of control under our indentures.

    In addition, because relatively few large shareholders control a significant percentage of our voting power, these shareholders may:

    - prevent certain types of transactions involving an actual or potential change of control of Iron Mountain, including transactions made at prices above the prevailing market price of our common stock; and

    - significantly affect the election of our directors who, in turn, control our management and affairs.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated (dollars in thousands):

                                                                                                          NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                -------------------------------------------------------   -----------------
                                                  1995       1996       1997          1998       1999           2000
                                                --------   --------   --------      --------   --------         ----
Ratio of earnings to fixed charges............  1.1  x       1.1x       0.9x(1)       1.1x       1.1x            0.8x(1)

------------------------

(1) We reported a loss from continuing operations before provision (benefit) for income taxes and minority interest, for the year ended December 31, 1997 and for the nine months ended September 30, 2000, the Company would have needed to generate additional income from operations before provision for income taxes and minority interest of $4,601 and $18,749 to cover its fixed charges of $37,489 and $112,050, respectively.

    The ratios of earnings to fixed charges presented above were computed by dividing our earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges to income (loss) from continuing operations before provision for income taxes and minority interest. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, amortization of debt discounts and deferred financing costs, whether expensed or capitalized.

                                USE OF PROCEEDS

    Unless otherwise described in any applicable prospectus supplement, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes, which may include acquisitions, investments and the repayment of indebtedness outstanding at a particular time, including the reduction of amounts outstanding under our credit agreement or any other credit facility. Pending this utilization, the proceeds from the sale of the offered securities will be invested in short-term, dividend-paying or interest-bearing investment grade securities.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The description below summarizes the more important terms of our indebtedness. We have previously filed copies of the credit agreement and indentures setting forth the terms of the indebtedness with the SEC. See "Where You Can Find More Information" and "Documents Incorporated by Reference." You should refer to those agreements for the complete terms of the indebtedness.

CREDIT AGREEMENT

    Our credit agreement, as currently in effect, includes a $400 million revolving credit facility and two tranches of term debt. Tranches A and B represent term loans to us in the principal amounts of $150 million and $200 million, respectively. The Tranche A term loan and the revolving credit component of the credit agreement mature on January 31, 2005, and the Tranche B term loan matures on February 28, 2006. Upon maturity, all outstanding revolving credit loans and other amounts payable thereunder will become due.

    We may borrow money under the credit agreement to finance possible future acquisitions, as well as for working capital and general corporate purposes.

    We have the right to elect various interest rates on our outstanding borrowings under the credit agreement. The interest rate is based upon the applicable reference rate and a margin or spread over such reference rate. The spread varies based upon the ratio of our indebtedness to our EBITDA. We have the option of causing the reference rate to be based upon (1) the greater of
(a) the agent's prime rate or (b) a rate based upon the overnight federal funds rate, or (2) for periods of up to 12 months, the interest rates prevailing on the date of determination in the London interbank markets. We currently use, and may continue to use, interest rate protection products to reduce our exposure to increases in certain interest rates.

    The credit agreement contains covenants restricting our ability and our subsidiaries' ability to, among other things:

    - declare dividends or redeem or repurchase capital stock;

    - make optional payments and modifications of subordinated and other debt instruments;

    - incur liens and engage in sale and leaseback transactions;

    - make loans and investments;

    - incur indebtedness and contingent obligations;

    - make capital expenditures;

    - enter into transactions with affiliates; and

    - make changes in our lines of business.

    We are also required to comply with financial covenants with respect to:

    - a maximum leverage ratio;

    - a minimum interest coverage ratio; and

    - a minimum fixed charge coverage ratio.

    The credit agreement also contains customary affirmative covenants and events of default. In addition, the credit agreement restricts our ability to make certain acquisitions. We are permitted to acquire domestic corporations so long as:

    - after giving effect to such acquisition, we remain in compliance with the leverage, interest coverage and fixed charge coverage ratios;

    - the acquired assets or business relate to the records and information management services business; and

    - the acquisition is not hostile in nature.

PUBLICLY ISSUED NOTES

    We have outstanding five series of senior subordinated notes issued to the public. These are obligations of the parent company, Iron Mountain Incorporated (the "Parent Notes"):

    - $130 million principal amount of notes maturing on July 15, 2006 and bearing interest at a rate of 11 1/8% per annum, payable semi-annually in arrears on January 15 and July 15 (the "11 1/8% notes");

    - $165 million principal amount of notes maturing on October 1, 2006 and bearing interest at a rate of 10 1/8% per annum, payable semi-annually in arrears on April 1 and October 1 (the "10 1/8% notes");

    - $120 million principal amount of notes maturing on July 15, 2007 and bearing interest at a rate of 9 1/8% per annum, payable semi-annually in arrears on January 15 and July 15 (the "9 1/8% notes");

    - $250 million principal amount of notes maturing on September 30, 2009 and bearing interest at a rate of 8 3/4% per annum, payable semi-annually in arrears on March 31 and September 30 (the "8 3/4% notes"); and

    - $150 million principal amount of notes maturing on July 1, 2011 and bearing interest at a rate of 8 1/4% per annum, payable semi-annually in arrears on January 1 and July 1 (the "8 1/4% notes").

The Parent Notes are fully and unconditionally guaranteed, on a senior subordinated basis, by substantially all of our direct and indirect wholly owned domestic subsidiaries (the "Subsidiary Guarantors"). These guarantees are joint and several obligations of the Subsidiary Guarantors. In addition, the 11 1/8% notes and the 9 1/8% notes are secured by a second lien on 65% of the stock of Iron Mountain Canada Corporation ("Canada Company"). The remainder of our subsidiaries do not guarantee the Parent Notes.

    In addition, Canada Company, our principal Canadian subsidiary, has publicly issued $135 million principal amount of notes that mature on May 15, 2008 and bear interest at a rate of 8 1/8% per annum, payable semi-annually in arrears on May 15 and November 15 (the "Subsidiary Notes"). The Subsidiary Notes are general unsecured obligations of Canada Company, ranking PARI PASSU in right of payment to all of Canada Company's existing and future senior unsecured indebtedness. The Subsidiary Notes are fully and unconditionally guaranteed, on a senior subordinated basis, by Iron Mountain, the Subsidiary

Guarantors and several of the non-guarantors that are organized under the laws of Canadian provinces. As with the Parent Notes, these guarantees are joint and several.

    Each of the indentures for the notes provides that we may redeem the outstanding notes, in whole or in part, upon satisfaction of certain terms and conditions. In any redemption, we are also required to pay all accrued but unpaid interest on the outstanding notes.

    The 11 1/8% notes may be redeemed at any time on or after July 15, 2001 at a redemption price, starting on July 15 of each of the years listed below, of:

YEAR                                                          PERCENTAGE
----                                                          ----------
2001........................................................  105.563%
2002........................................................  103.708%
2003........................................................  101.854%
2004 (and thereafter).......................................  100%

    The 10 1/8% notes may be redeemed at any time on or after October 1, 2001 at a redemption price, starting on October 1 of each of the years listed below, of:

YEAR                                                          PERCENTAGE
----                                                          ----------
2001........................................................  105.06%
2002........................................................  103.38%
2003........................................................  101.69%
2004 (and thereafter).......................................  100%

    The 9 1/8% notes may be redeemed at any time on or after July 15, 2002 at a redemption price, starting on July 15 of each year listed below, of:

YEAR                                                          PERCENTAGE
----                                                          ----------
2002........................................................  104.563%
2003........................................................  103.042%
2004........................................................  101.521%
2005 (and thereafter).......................................  100%

    Prior to September 30, 2002, the 8 3/4% notes are redeemable at our option, in whole or in part, at a specified make-whole price. Thereafter, the 8 3/4% notes may be redeemed at any time at a redemption price, starting on September 30 of each year listed below, of:

YEAR                                                          PERCENTAGE
----                                                          ----------
2002........................................................  104.375%
2003........................................................  102.916%
2004........................................................  101.458%
2005 (and thereafter).......................................  100%

    The Subsidiary Notes may be redeemed at any time on or after May 15, 2003 at a redemption price, starting on May 15 of each year listed below, of:

YEAR                                                          PERCENTAGE
----                                                          ----------
2003........................................................  104.063%
2004........................................................  102.708%
2005........................................................  101.354%
2006 (and thereafter).......................................  100%

In addition, until May 15, 2001, we may under certain conditions redeem up to 35% of the Subsidiary Notes with the net proceeds of a public equity offering, at redemption price of 108.125% of the principal amount.

    Prior to July 1, 2004, the 8 1/4% notes are redeemable at our option, in whole or in part, at a specified make-whole price. Thereafter, the 8 1/4% notes may be redeemed at any time at a redemption price, starting on July 1 of each year listed below, of:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................  104.125%
2005........................................................  102.750%
2006........................................................  101.375%
2007 (and thereafter).......................................  100%

In addition, until July 1, 2002, we may under certain conditions redeem up to 35% of the 8 1/4% notes with the net proceeds of one or more equity offerings, at a redemption price of 108.25% of the principal amount.

    Each of the indentures for the notes provides that we must repurchase, at the option of the holders, the notes at 101% of their principal amount, plus accrued and unpaid interest, upon the occurrence of a "Change of Control," which is defined in each respective indenture. Except for required repurchases upon the occurrence of a change of control or in the event of certain asset sales, each as described in the respective indenture, we are not required to make sinking fund or redemption payments with respect to any of the notes.

    The indentures for the notes contain restrictive covenants similar to those contained in the credit agreement.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities will be direct obligations of ours, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be fully and unconditionally guaranteed on a secured or unsecured, senior or subordinated basis, jointly and severally by the Subsidiary Guarantors. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.

    We have previously filed copies of the forms of indentures as exhibits to the registration statement of which this prospectus is part and will file any final indentures and supplemental indentures if we issue debt securities. You should refer to those indentures for the complete terms of the debt securities. See "Where You Can Find More Information."

GENERAL

    We may issue debt securities that rank "senior," "senior subordinated" or "subordinated." The debt securities that we refer to as "senior securities" will be direct obligations of ours and will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with the senior subordinated notes and any other senior subordinated indebtedness. We refer to these as "senior subordinated securities." We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be "subordinated securities." We have filed with the registration statement of which this prospectus is part two separate forms of indenture, one for the senior securities and one for the senior subordinated and subordinated securities.

    We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

    We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.

    The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

    - the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

    - the aggregate principal amount of the securities;

    - the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

    - if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

    - the stated maturity date;

    - any fixed or variable interest rate or rates per annum;

    - the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

    - the date from which interest may accrue and any interest payment dates;

    - any sinking fund requirements;

    - any provisions for redemption, including the redemption price and any remarketing arrangements;

    - whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

    - the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

    - whether we will issue the debt securities in certificated or book-entry form;

    - whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

    - whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

    - the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

    - whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

    - the subordination provisions, if any, relating to the debt securities;

    - if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

    - whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

    - the provisions relating to any security provided for the debt securities; and

    - the provisions relating to any guarantee of the debt securities.

    We may issue debt securities at less than the principal amount payable upon maturity. We refer to these securities as "original issue discount securities." If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

    Except as may be set forth in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

    Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

    If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

    - to the person in whose name the debt security is registered at the close of business on a special record date the Company will fix; or

    - in any other lawful manner, all as the applicable indenture describes.

    You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an "exchange."

    You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also perform transfers.

    You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless all the following conditions are met:

    - If we merge out of existence or sell our assets, the other company must be a corporation, partnership or other entity organized under the laws of a State or the District of Columbia or under federal law. The other company must agree to be legally responsible for the debt securities.

    - Immediately after the merger, sale of assets or other transaction we are not in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

CERTAIN COVENANTS

    PROVISION OF FINANCIAL INFORMATION. The Company will deliver to the trustee a copy of its annual report to shareholders, its reports on Forms 10-K, 10-Q and 8-K and any other reports that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

    ADDITIONAL COVENANTS. Any additional or different covenants of Iron Mountain, or modifications to the foregoing covenants, with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

EVENTS OF DEFAULT AND RELATED MATTERS

    EVENTS OF DEFAULT.  The term "event of default" means any of the following:

    - We do not pay the principal or any premium on a debt security on its due date;

    - We do not pay interest on a debt security within 30 days of its due date;

    - We do not deposit any sinking fund payment on its due date;

    - We remain in breach of any other term of the applicable indenture for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of 25% in principal amount of debt securities of the affected series may send the notice;

    - Default in the payment of any of our other indebtedness over a specified amount that results in the acceleration of the maturity of the indebtedness or constitutes a default in the payment of the indebtedness at final maturity, but only if the indebtedness is not discharged or the acceleration is not rescinded or annulled;

    - We or one of our "significant subsidiaries" files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur;

    - Any other event of default described in the applicable prospectus supplement occurs.

The term "significant subsidiary" means each of our significant subsidiaries (as defined in Regulation S-X promulgated under the Securities Act of 1933).

    REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. We call this a "declaration of acceleration of maturity." If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

    The trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

    Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

    Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

    - You must give the trustee written notice that an event of default has occurred and remains uncured;

    - The holders of at least 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

    - The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

    Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

MODIFICATION OF AN INDENTURE

    There are three types of changes we can make to the indentures and the debt securities:

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

    - change the stated maturity of the principal or interest on a debt security;

    - reduce any amounts due on a debt security;

    - reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

    - change the currency of payment on a debt security;

    - impair your right to sue for payment;

    - modify the subordination provisions, if any, in a manner that is adverse to you;

    - reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture or to waive past defaults;

    - waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

    - modify any of the foregoing provisions.

    CHANGES REQUIRING A MAJORITY VOTE. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under "--Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

    CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

    FURTHER DETAILS CONCERNING VOTING. Debt securities are not considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. Debt securities are also not eligible to vote if they have been fully defeased as described immediately below under "--Discharge, Defeasance and Covenant Defeasance--Full Defeasance." For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    DISCHARGE. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

    FULL DEFEASANCE. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you and deliver certain certificates and opinions to the trustee:

    - We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. If the debt securities are denominated in a foreign currency, then we may deposit foreign government notes or bonds.

    - The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

    - We must deliver to the trustee a legal opinion confirming the tax law change described above.

    If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

    COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, we must do certain things, including the following:

    - We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds (or, in the case of debt securities denominated in a foreign currency, foreign government notes or bonds) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

    - We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

    If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

    - Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

    - Any subordination provisions.

    - Certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

    If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

SUBORDINATION

    We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of:

    - the indebtedness ranking senior to the debt securities being offered;

    - the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

    - the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

    - provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

GLOBAL SECURITIES

    If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

                          DESCRIPTION OF CAPITAL STOCK

    The description below summarizes the more important terms of our capital stock. We have previously filed with the SEC copies of our articles of incorporation and bylaws, as amended. See "Where You Can Find More Information." You should refer to those documents for the complete terms of our capital stock. This summary is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

GENERAL

    Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

PREFERRED STOCK

    GENERAL. Our board of directors will determine the designations, preferences, limitations and relative rights of the 10,000,000 authorized and unissued shares of preferred stock. These include:

    - the distinctive designation of each series and the number of shares that will constitute the series;

    - the voting rights, if any, of shares of the series;

    - the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of the dividends, whether dividends will be cumulative, and the dates on which dividends are payable;

    - the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

    - the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

    - any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

    - if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

    - whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

    The issuance of preferred stock, or the issuance of rights to purchase preferred stock, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future.

    The following description of the preferred stock sets forth some general terms and provisions of the preferred stock to which a prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation, including any applicable certificates of designation, and our bylaws.

    The prospectus supplement will describe the specific terms as to each issuance of preferred stock, including:

    - the title of the preferred stock;

    - the number of shares of the preferred stock offered;

    - the voting rights of the holders of the preferred stock offered;

    - the offering price of the preferred stock;

    - the dividend rate, when dividends will be paid, or the method of determining the dividend rate if it is based on a formula or not otherwise fixed;

    - the date from which dividends on the preferred stock shall accumulate;

    - the provisions for any auctioning or remarketing, if any, of the preferred stock;

    - the provision, if any, for redemption or a sinking fund;

    - the liquidation preference per share;

    - any listing of the preferred stock on a securities exchange;

    - whether the preferred stock will be convertible and, if so, the security into which it is convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

    - whether interests in the preferred stock will be represented by depositary shares as more fully described under "Description of Depositary Shares";

    - a discussion of federal income tax considerations;

    - the relative ranking and preferences of the preferred stock as to dividend and liquidation rights;

    - any limitations on issuance of any preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend and liquidation rights;

    - any limitations on direct or beneficial ownership and restrictions on transfer; and

    - any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

    As described under "Description of Depositary Shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

    RANK. Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred stock will, with respect to dividend rights and rights upon liquidation, rank senior to all common stock.

    DIVIDENDS. Holders of preferred stock of each series will be entitled to receive cash and/or stock dividends at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred stock may specify a fixed dividend, our board of directors must declare those dividends and they may be paid only out of assets legally available for payment. We will pay each dividend to holders of record as they appear on our stock transfer books on the record dates fixed by our board of directors. In the case of preferred stock represented by depositary receipts, the records of the depositary referred to under "Description of Depositary Shares" will determine the persons to whom dividends are payable.

    Under Pennsylvania law, no dividends may be declared or paid in cash or property on any share however, if after giving effect thereto, (1) we would not be able to pay our debts as they become due in the usual course of business or
(2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed upon the dissolution of Iron Mountain to satisfy the preferential rights, if any, of the shareholders having superior preferential rights to the shareholders receiving the distribution.

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    Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative dividends will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to declare a dividend on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a dividend in respect of the applicable dividend period, whether or not dividends on that series are declared payable in the future.

    If the applicable series is entitled to a cumulative dividend, we may not declare, or pay or set aside for payment, any full dividends on any other series of preferred stock ranking, as to dividends, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative dividends on the applicable series for all past dividend periods and the then current dividend period. If the applicable series does not have a cumulative dividend, we must declare, and pay or set aside for payment, full dividends for the then current dividend period only. When dividends are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to dividends with the applicable series, we must declare, and pay or set aside for payment, all dividends upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid dividends of the several series. For these purposes, accrued and unpaid dividends do not include unpaid dividend periods on noncumulative preferred stock. No interest will be payable in respect of any dividend payment that may be in arrears.

    Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative dividends, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any dividends or other distributions upon common stock or any other capital stock ranking junior to or on a parity with the applicable series as to dividends or upon liquidation. The foregoing restriction does not apply to dividends or other distributions paid in common stock or other capital stock ranking junior to the applicable series as to dividends and upon liquidation.

    If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the dividend for the then current period, before declaring dividends or distributions on common stock or junior or parity securities. In addition, under the circumstances that we could not declare a dividend, we may not redeem, purchase or otherwise acquire for any consideration any common stock or other parity or junior capital stock, except upon conversion into or exchange for common stock or other junior capital stock. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred stock.

    We will credit any dividend payment made on an applicable series first against the earliest accrued but unpaid dividend due with respect to the series.

    REDEMPTION. We may have the right or may be required to redeem one or more series of preferred stock, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement. Pennsylvania law permits us to redeem any and all classes of our shares and treat the redemption or repurchase like a dividend by Iron Mountain to or for the benefit of our shareholders, subject to the same limitations described above under the caption "--Dividends."

    If a series of preferred stock is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid dividends, except in the case of a noncumulative preferred stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from

                                       21
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the net proceeds of our issuance of capital stock, the terms of the preferred stock may provide that, if no capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock shall automatically and mandatorily be converted into shares of capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

    LIQUIDATION PREFERENCE. The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon any voluntary or involuntary liquidation, before any distribution may be made to the holders of common stock or any other capital stock ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of assets of ours legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all dividends accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid dividends include only the then current dividend period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other capital stock ranking junior to the preferred stock upon liquidation, according to their rights and preferences and in each case according to their number of shares.

    If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of an applicable series and the corresponding amounts payable on all shares of other capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

    For these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation.

    VOTING RIGHTS. Holders of the preferred stock will not have any voting rights, except as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

    As more fully described under "Description of Depositary Shares," if we elect to issue Depositary Shares, each representing a fraction of a share of a series, each holder will, in effect, be entitled to the fraction of a vote per Depositary Share.

    CONVERSION RIGHTS. We will show in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred stock into common stock or any other class or series of capital stock. The terms will include the number of shares of common stock or other securities into which the shares are convertible, the conversion price, or the manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

    OUR EXCHANGE RIGHTS. We will show in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred stock for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred stock. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred stock being exchanged.

                                       22
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COMMON STOCK

    VOTING RIGHTS. Holders of common stock are entitled to one vote per share on each matter to be decided by the shareholders, subject to the rights of holders of any series of preferred stock that may be outstanding from time to time. This provision of our bylaws may only be modified by amendment adopted by the shareholders. There are no cumulative voting rights in the election of directors. Accordingly, the holders of a majority of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

    DIVIDEND RIGHTS AND LIMITATIONS. Holders of common stock will be entitled to receive ratably the dividends, if any, as the board of directors may declare from time to time out of funds legally available for this purpose.

    Dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock that may be outstanding from time to time and to the restrictions in our credit agreement and indentures. See "Certain Indebtedness."

    LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of our affairs, after payment or provision for payment of all of our debts and obligations and any preferential distributions to holders of shares of preferred stock, if any, the holders of the common stock will be entitled to share ratably in our remaining assets available for distribution.

    MISCELLANEOUS. All outstanding shares of common stock are validly issued, fully paid and nonassessable. Our board of directors has the power to issue shares of authorized but unissued common stock without further shareholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of common stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

    Reference is made to the applicable prospectus supplement relating to the common stock offered by that prospectus supplement for specific terms, including:

    - amount and number of shares offered;

    - the initial offering price, if any, and market price; and

    - information with respect to dividends.

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for our common stock is Fleet National Bank, 150 Royall Street, Canton, Massachusetts 02021. Its telephone number is (781) 575-2000.

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                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The description shown below, and in any applicable prospectus supplement of certain provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares, does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each applicable series of preferred stock. The deposit agreement and the depositary receipts contain the full legal text of the matters described in this section. We will file a copy of those documents with the SEC at or before the time of the offering of the applicable series of preferred stock. This summary also is subject to and qualified by reference to the description of the particular terms of your series of depositary shares described in the applicable prospectus supplement.

    We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the preferred stock represented by those depositary shares.

    The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

    A depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

    If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

    No distributions will be made on any depositary shares that represent preferred stock converted or exchanged. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares. All distributions are subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

WITHDRAWAL OF PREFERRED STOCK

    You may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have

                                       24
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withdrawn your preferred stock, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

REDEMPTION OF DEPOSITARY SHARES

    If we redeem a series of the preferred stock underlying the depositary shares, the depositary will redeem those shares from the redemption proceeds received by it. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares at their addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares for redemption by lot or pro rata as the depositary may determine.

    After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

VOTING OF THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

LIQUIDATION PREFERENCE

    Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as shown in the applicable prospectus supplement.

CONVERSION OR EXCHANGE OF PREFERRED STOCK

    The depositary shares will not themselves be convertible into or exchangeable for common stock, preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

TAXATION

    As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition:

    - no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

    - the tax basis of each share of preferred stock issued to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred stock; and

    - if you held the depositary shares as a capital asset at the time of the exchange for preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

    We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement as amended.

    Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if a majority of each series of preferred stock affected by the termination consents to the termination. When that occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

    - all depositary shares outstanding under it shall have been redeemed;

    - there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution shall have been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

    - each of the shares of related preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

CHARGES OF A DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

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RESIGNATION AND REMOVAL OF DEPOSITARY

    A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

MISCELLANEOUS

    A depositary will be required to forward to holders of depositary receipts any reports and communications from us that are received by it with respect to the related preferred stock.

    Neither a depositary nor we will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing their duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

    If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

                                       27
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                            DESCRIPTION OF WARRANTS

    We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants.

    In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

    - the offering price;

    - the number of warrants offered;

    - the securities underlying the warrants;

    - the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will deem the warrants to be automatically exercised;

    - the date on which the warrants will expire;

    - federal income tax consequences;

    - the rights, if any, we have to redeem the warrant;

    - the name of the warrant agent; and

    - the other terms of the warrants.

    Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

    The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

           DESCRIPTION OF CERTAIN PROVISIONS OF PENNSYLVANIA LAW AND
                    OUR ARTICLES OF INCORPORATION AND BYLAWS

    Pennsylvania law, our articles of incorporation and our bylaws contain some provisions that could delay or make more difficult the acquisition of Iron Mountain by means of a tender offer, a proxy contest or otherwise. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Iron Mountain first to negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or

                                       28
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restructure Iron Mountain outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

PENNSYLVANIA ANTI-TAKEOVER STATUTORY PROVISIONS

    We are subject to the anti-takeover provisions of Section 2538 and Sections 2551-2556 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), which in certain cases impose restrictions on, including providing for supermajority shareholder approval of, business combinations involving Iron Mountain and any "interested shareholder." "Interested shareholder" includes generally, in the case of Section 2538, shareholders who are a party to the business combination or who are treated differently from other shareholders, and, in the case of Sections 2551-2556, shareholders beneficially owning 20% or more of the voting power of a "registered" corporation, such as Iron Mountain, or an affiliate or associate of such corporation which, during the prior five year period, beneficially owned 20% or more of the voting power of such corporation. The term "business combination" is broadly defined to include various transactions including mergers, consolidations, asset sales and other similar transactions. The PBCL provides for further statutory anti-takeover provisions relating to control transactions, control-share acquisitions and disgorgement, respectively. We have specifically opted out of these provisions pursuant to our articles of incorporation.

    The PBCL also provides that the directors of a corporation, making decisions concerning takeovers or any other matters, may consider, to the extent that they deem appropriate, among other things, (1) the effects of any proposed transaction upon any or all groups affected by the transaction, including, among others, shareholders, employees, suppliers, customers, creditors and communities in which we have offices, (2) the short-term and long-term interests of the corporation and (3) the resources, intent and conduct of the person seeking control.

CLASSIFIED BOARD OF DIRECTORS.

    Our bylaws provide that, other than directors to be elected by holders of any series of preferred stock, our board of directors is to be composed of three classes, with staggered three-year terms, each class to be as nearly equal in number as reasonably possible. Accordingly, at each annual meeting of shareholders, only approximately one-third of the directors will be elected. The classification of directors has the effect of making it more difficult to change the composition of the board of directors.

    Our bylaws provide that a vacancy on the board of directors, including a vacancy created by an increase in the size of the board of directors by the directors, may be filled by a majority of the remaining directors, or by a sole remaining director, or by the shareholders, and each person so elected shall be a director to serve for the balance of the unexpired term of that class of directors. These provisions are to ensure that a third party would be precluded from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

    Certain other provisions of our articles of incorporation and bylaws could also have the effect of preventing or delaying any change in control of Iron Mountain, including:

    - the advance notification procedures imposed on shareholders for shareholder nominations of candidates for the board of directors and for other shareholder business to be conducted at annual or special meetings;

    - the absence of authority for shareholders to call special shareholder meetings, except in certain limited circumstances mandated by the PBCL; and

    - the absence of authority for shareholder action by unanimous or partial written consent in lieu of an annual or special meeting.

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    These provisions, the classified board of directors and statutory anti-takeover provisions, could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Iron Mountain.

LIMITATION OF DIRECTORS' LIABILITY

    As permitted by the PBCL, the bylaws provide that a director shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his office under the PBCL, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of our taxes pursuant to local, Pennsylvania or federal law. These provisions offer persons who serve on the board of directors protection against awards of monetary damages for negligence in the performance of their duties.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The bylaws also provide that our directors or officers made a party to, or threatened to be made a party to, or otherwise involved in, any proceeding, because he or she is or was a representative of us or is or was serving as a representative of another corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, on our behalf, shall be indemnified and held harmless by us to the fullest extent permitted by Pennsylvania law against all expenses, liabilities and losses reasonably incurred by or imposed upon him or her, in connection with any threatened, pending or completed action, suit or proceeding. Indemnification is not available, however, if a court determines that the act or failure to act giving rise to the claim constitutes willful misconduct or recklessness.

    Pursuant to our bylaws, amending the provisions to reduce the limitation of director's liability or limit the right to indemnification requires unanimous vote of the directors or a majority vote of the shareholders.

                              PLAN OF DISTRIBUTION

    We may sell the offered securities to one or more underwriters for public offering and sale by them. We may also sell the offered securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of the offered securities in the applicable prospectus supplement.

    The distribution of offered securities may be effected from time to time in one or more transactions at a fixed price or varying prices, at market prices prevailing at the time of sale, at prices related to the market prices, or at negotiated prices. In connection with the sale of offered securities, underwriters or agents may receive or be deemed to have received compensation from us or from purchasers in the form of underwriting discounts, concessions or commissions. Underwriters may sell offered securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or from purchasers.

    We will show any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters. Any discounts, concessions and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

    If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us at the public offering price shown in the applicable prospectus supplement pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with whom contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions. We are required to approve any such contracts and the institutions that may become parties to them. Any such contracts will be subject to the condition that the purchase by an institution of the offered securities will not, at the time of delivery, be prohibited under the law of any jurisdiction in the United States to which the institution is subject. If a portion of the offered securities is being sold to underwriters, the contract may also be subject to the condition that we will have sold to the underwriters the offered securities not sold for delayed delivery. The underwriters and the other persons will not have any responsibility in respect of the validity or performance of the contracts.

    We may sell our common stock directly to investors through a direct stock purchase plan or stock investment plan that we may establish in the future, rather than through an underwriter, agent or dealer. There would be no brokerage commissions or service charges allocated to plan participants in connection with their purchases of newly issued or treasury shares of common stock through the plan. We would pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the plan. Upon withdrawal by a participant from the plan by the sale of shares of our common stock held under the plan, the participant would receive the proceeds of that sale less a nominal brokerage commission and any required tax withholdings or transfer taxes.

    Persons who acquire shares of common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, could be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, and could be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We would not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor would we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We have not made and will not make any arrangements or understandings with any person relating to the sale of shares of our common stock to be received under such a plan.

    Unless otherwise specified in the related prospectus supplement, each series of offered securities, other than shares of common stock, will be a new issue with no established trading market. Any shares of common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any other series or class of offered securities on an exchange or on the Nasdaq National Market, but are not obligated to do so. Any underwriters to whom offered securities are sold by us for public offering and sale may make a market in those offered securities. Underwriters will not be obligated to make any market, however, and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any offered securities.

    Certain of the underwriters and their affiliates may engage in transactions with and perform services for us in the ordinary course of business for which they receive compensation.

    The specific terms and manner of sale of the offered securities will be shown or summarized in the applicable prospectus supplement.

                       VALIDITY OF THE OFFERED SECURITIES

    Sullivan & Worcester LLP, Boston, Massachusetts, will pass upon the validity of the offered securities for us. Jas. Murray Howe is of counsel to Sullivan & Worcester LLP and beneficially owns 20,000 shares of common stock.

                                    EXPERTS

    The consolidated financial statements of Iron Mountain Incorporated, a Delaware corporation (referred to below as "Old Iron Mountain"), and its subsidiaries for the three years ended December 31, 1999, and its supplemental schedule, Valuation and Qualifying Accounts, included in Iron Mountain Incorporated's, a Pennsylvania corporation (f/k/a Pierce Leahy Corp.), Annual Report on Form 10-K for the year ended December 31, 1999, dated March 30, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of Iron Mountain Incorporated, a Pennsylvania corporation (f/k/a Pierce Leahy Corp.), and its subsidiaries for the three years ended December 31, 1999, and its supplemental schedule, Valuation and Qualifying Accounts, included in its Annual Report on Form 10-K for the year ended December 31, 1999, dated March 30, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of Iron Mountain Europe Limited (f/k/a Britannia Data Management Limited) for the ten months ended October 31, 1999, included in Iron Mountain Incorporated's Annual Report on Form 10-K for the year ended December 31, 1999, dated March 30, 2000, have been audited by RSM Robson Rhodes, chartered accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Data Base, Inc. and Affiliate for the three years ended December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated April 16, 1999, have been audited by Moss Adams LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of First American Records Management Inc. for the two years ended December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated July 9, 1999, have been audited by Brach, Neal,
Daney & Spence, LLP, independent public accountants as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of MAP, S.A. for the year ended February 28, 1999, included in Old Iron Mountain's Current Report on Form 8-K dated July 9, 1999, have been audited by Barbier Frinault & Associes, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Central File, Inc. for the year ended
December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated November 24, 1999, have been audited by Fernandez & Bravo, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The combined audited financial statements of Sistemas de Archivo, S.A. de C.V. and Sistemas de Archivo Mexico, S.A. de C.V. (collectively Sistemas de Archivo) for the year ended December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated November 24, 1999, have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Stortext (Holdings) Limited Group for the year ended March 31, 1999, included in Old Iron Mountain's Current Report on
Form 8-K dated November 24, 1999 have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Midtown Professional Records Centre, Inc. for the year ended December 31, 1998, included in Old Iron Mountain's Current Report on Form 8-K dated November 24, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Data Storage Center, Inc. as of December 31, 1998 and 1999, and for the years then ended, included in Iron Mountain Incorporated's Current Report on Form 8-K dated May 15, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You may also review a copy of the registration statement at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

    We incorporate by reference the documents listed below and any filings made after the date of the original filing of the registration statement of which this prospectus is a part made with the SEC under

Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until our offering is completed or terminated:

    The following documents filed by us under File No. 1-13045 under the name "Pierce Leahy Corp." through February 1, 2000 and "Iron Mountain Incorporated," a Pennsylvania corporation, after February 1, 2000:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000.

    - Current Reports on Form 8-K filed February 1, 2000, May 4, 2000, May 15, 2000, August 15, 2000 and November 14, 2000.

    - The description of the common stock contained in the Registration Statement on Form 8-A dated May 27, 1997, including all amendments and reports filed for the purpose of updating such description.

    The financial information contained in Current Reports on Form 8-K filed by Old Iron Mountain under File No. 0-27584 for documents filed through July 31, 1999 and File No. 1-14937 for all documents filed thereafter under the name "Iron Mountain Incorporated," a Delaware corporation, on March 22, 1999,
April 16, 1999, July 9, 1999 and November 24, 1999.

    We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those to which we specifically refer. You may obtain this information at no cost by writing or telephoning us at: 745 Atlantic Avenue, Boston, Massachusetts 02111, (617) 535-4766, Attention:
Investor Relations.

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    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION
OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS INCLUDED HEREIN. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS INCLUDED HEREIN ARE CURRENT ONLY AS OF THEIR RESPECTIVE DATES.

                           --------------------------

                               TABLE OF CONTENTS
                            ------------------------

                                          PAGE
                                        --------
             PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.........     S-1
Risk Factors..........................     S-7
Use of Proceeds.......................    S-11
Capitalization........................    S-12
Description of the Notes..............    S-13
Material United States Federal Income
  Tax Considerations..................    S-48
Underwriting..........................    S-52
Notice to United Kingdom Residents....    S-53
Notice to Canadian Residents..........    S-53
Legal Matters.........................    S-55
Experts...............................    S-55
Documents Incorporated By Reference...    S-56
                   PROSPECTUS
About This Prospectus.................      ii
Cautionary Note Regarding Forward-
  Looking Statements..................      ii
Iron Mountain.........................       1
Risk Factors..........................       2
Ratio of Earning to Fixed Charges.....       7
Use of Proceeds.......................       8
Description of Certain Indebtedness...       8
Description of Debt Securities........      12
Description of Capital Stock..........      19
Description of Depositary Shares......      24
Description of Warrants...............      28
Description of Certain Provisions of
  Pennsylvania Law and
  Our Articles of Incorporation and
  Bylaws..............................      28
Plan of Distribution..................      30
Validity of the Offered Securities....      32
Experts...............................      32
Where You Can Find More Information...      33
Documents Incorporated By Reference...      33

                                  $210,000,000

 [LOGO]
    IRON MOUNTAIN
     INCORPORATED

                           8 5/8% SENIOR SUBORDINATED
                                 NOTES DUE 2013

                        --------------------------------

                             PROSPECTUS SUPPLEMENT

                        --------------------------------

                          JOINT BOOK-RUNNING MANAGERS
                            BEAR, STEARNS & CO. INC.
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                            WILLIAM BLAIR & COMPANY
                          FIRST UNION SECURITIES, INC.
                                    JPMORGAN

                               SEPTEMBER 6, 2001

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